Exhibit 10.3

BRIDGE LOAN CREDIT AGREEMENT

among

ALERIS INTERNATIONAL, INC.,

THE GUARANTORS NAMED HEREIN,

THE LENDERS NAMED HEREIN,

and

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as ADMINISTRATIVE AGENT,

CITICORP NORTH AMERICA, INC.,

as SYNDICATION AGENT,

and

PNC BANK, NATIONAL ASSOCIATION

and

KEY BANK NATIONAL ASSOCIATION,

as CO-DOCUMENTATION AGENTS

Dated as of August 1, 2006

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

and

CITIGROUP GLOBAL MARKETS INC.,

as JOINT LEAD ARRANGERS

and

JOINT BOOK RUNNING MANAGERS

-i-

-ii-

-iii-

-iv-

SCHEDULES

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Certain Tax Matters
SCHEDULE IV	—	Subsidiaries
SCHEDULE V	—	Existing Indebtedness
SCHEDULE VI	—	Insurance

EXHIBITS

EXHIBIT A	—	Notice of Borrowing
EXHIBIT B-1	—	Dollar Initial Note
EXHIBIT B-2	—	Euro Initial Note
EXHIBIT B-3	—	Dollar Term Note
EXHIBIT B-4	—	Euro Term Note
EXHIBIT C	—	Section 4.04(b)(ii) Certificate
EXHIBIT D	—	Opinion of Fried, Frank, Harris, Shiver & Jacobson LLP
EXHIBIT E	—	Officers’ Certificate
EXHIBIT F	—	Subsidiary Guaranty
EXHIBIT G	—	Solvency Certificate
EXHIBIT H	—	Compliance Certificate
EXHIBIT I	—	Assignment and Assumption Agreement
EXHIBIT J	—	Form of Exchange Notes Indenture
EXHIBIT K	—	Form of Registration Rights Agreement

-v-

BRIDGE LOAN CREDIT AGREEMENT, dated as of August 1, 2006, among ALERIS INTERNATIONAL, INC., a Delaware corporation (“Aleris” or the “Borrower”), the Subsidiary Guarantors named herein, the Lenders party hereto from time to time, and DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Borrower has requested the credit facilities more fully provided pursuant to the terms of this Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement and the other Credit Documents, the Lenders are willing to make available to the Borrower the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Credit Agreement” shall mean the credit agreement dated as of August 1, 2006, among the Borrower, Aleris Switzerland GmbH, each Subsidiary of the Borrower organized under the laws of the United States or Canada set forth on the signature pages thereto, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Deutsche Bank AG, Canadian Branch, as Canadian Administrative Agent, Citicorp North America, Inc. as Collateral Agent and Syndication Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, and whether involving the same or different group of the Borrower and Restricted Subsidiaries as principal obligors or guarantors.

“Acquired Business” shall mean the Canadian Acquired Business and the European Acquired Business.

“Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary will not be Acquired Indebtedness.

“Acquisition Documents” shall mean, collectively, the Canadian Acquisition Documents and the European Acquisition Documents.

“Acquisitions” shall mean, collectively, the Canadian Acquisition and the European Acquisition.

“Additional Assets” shall mean:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Interest” shall have the meaning provided in the Registration Rights Agreement.

“Administrative Agent” shall mean DBCI, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing; provided that for purposes of Section 9.06 only, beneficial ownership of 15% or more of the Voting Stock of a Person shall be deemed to be control.

“Agents” shall mean the Administrative Agent, the Syndication Agent, each Co-Documentation Agent and each Joint Lead Arranger.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Aleris” shall have the meaning provided in the first paragraph of this Agreement.

“Applicable Margin” initially shall mean a percentage per annum equal to:

(i) during the period beginning on the Closing Date through October 31, 2006, 4.25%;

(ii) during the period beginning on November 1, 2006 through January 31, 2007, 4.75%;

(iii) during the period beginning on February 1, 2007 through April 30, 2007, 5.25%; and

(iv) during the period beginning on May 1, 2007 through the Conversion Date, 5.75%;

provided that if, at any time, the Borrower’s general unsecured corporate credit (that does not have any credit support by any party other than the Borrower and its Subsidiaries) is not rated (1) better than CCC+ by Standard & Poor’s, each of the percentages set forth in the preceding clauses (i) through (iv) shall increase by 0.25% and (2) better than Caa1 by Moody’s Investors Service, Inc., each of the percentages set forth in the preceding clauses (i) through (iv) shall increase by 0.25%.

“Asset Sale” shall mean any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases or subleases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) of (i) any Capital Stock of any Restricted Subsidiary (other than director’s qualifying shares) or (ii) any other property or assets of the Borrower or any Restricted Subsidiary of the Borrower (each referred to for purposes of this definition as a “disposition”), including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2) the disposition of cash and Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete, damaged, retired or worn out assets or assets that are no longer useful in the conduct of the business of the Borrower and the Restricted Subsidiaries and that are disposed of in each case in the ordinary course of business;

(5) transactions permitted under Section 9.02;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary (other than a Receivables Entity);

(7) for purposes of Section 9.05 only, the making of a Permitted Investment or a disposition subject to Section 9.03;

(8) an Asset Swap effected in compliance with Section 9.05;

(9) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10) dispositions of assets having an aggregate fair market value during any calendar year not exceeding $5.0 million;

(11) dispositions in connection with Permitted Liens;

(12) dispositions of receivables and related assets in connection with (i) a Qualified Receivables Transaction and (ii) the compromise, settlement or collection of receivables in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries; and

(14) foreclosure on assets.

“Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets between the Borrower or any of the Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 9.05.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate borne by the Loans, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Available Currency” shall mean (i) with respect to Dollar Loans, U.S. Dollars and (ii) with respect to Euro Loans, Euros.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Board of Directors” shall mean, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” shall mean, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of a single Tranche from all the Lenders having Commitments of the respective Tranche on the Borrowing Date having the same Interest Period.

“Borrowing Base” shall mean, as of the date of determination, an amount equal to the sum, without duplication, of (1) 85% of the net book value of the Borrower’s and its Restricted Subsidiaries’ accounts receivable at such date and (2) the lesser of 75% of the net book value or 85% of the net orderly liquidation value of the Borrower’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Borrowing Date” shall mean the date occurring on or after the Effective Date on which the incurrence of Loans occurs.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to any Loan, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in the London interbank market.

“Canadian Acquired Business” shall mean all of the limited partnership interests in Corus L.P., a limited partnership organized under the laws of Quebec, and all of the shares of Corus Aluminum Inc., a corporation organized under the laws of Quebec, and each of their respective Subsidiaries.

“Canadian Acquisition” shall mean the acquisition by Aleris of the Canadian Acquired Business pursuant to the Canadian Acquisition Agreement.

“Canadian Acquisition Agreement” shall mean the Share Purchase Agreement, dated May 23, 2006, between Aleris International, Inc., Corus Group plc. and Société générale de financement du Québec, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Canadian Acquisition Documents” shall mean the Canadian Acquisition Agreement, each Transaction Document (as defined in the Canadian Acquisition Agreement) and each other agreement, document or instrument related to any of the foregoing.

“Canadian LOI” shall mean the Letter of Intent among Aleris, Société générale de financement du Québec and Corus Group plc dated March 16, 2006.

“Capital Stock” shall mean:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person under a lease which are required to be classified and accounted for as capital lease obligations for financial reporting purposes in accordance with GAAP and, for purposes of this definition, the amount of Indebtedness represented by such obligations will be the capitalized amount of such obligations at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3) demand deposits, trust accounts, certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above; and

(7) securities, bank accounts, investments, interests and other assets that are purchased by a Foreign Subsidiary and that are (i) comparable in nature, but not in risk or identity of issuer, to the foregoing but reflecting local business, governmental and capital markets conditions in the country in which the applicable Foreign Subsidiary is doing business or maintaining cash, and (ii) reasonably prudent investments for a Foreign Subsidiary under the applicable circumstances in the country in which such Foreign Subsidiary is doing business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Borrower held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Borrower and/or one or more Restricted Subsidiaries; or

(4) the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

“Change of Law” shall have the meaning provided in Section 10.06.

“Closing Date” shall mean the date of closing of the Acquisitions.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean each of PNC Bank, National Association and Key Bank National Association, in their respective capacities as Co-Documentation Agents, and any successors thereto.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Dollar Commitment” and/or “Euro Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 12, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 12.04(b).

“Commodity Agreements” shall mean any agreement or arrangement designed to protect the Borrower and the Restricted Subsidiaries from fluctuations in the cost of any commodity used by the Borrower and the Restricted Subsidiaries.

“Common Stock” of any Person shall mean any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Aleris, dated July 2006.

“Consolidated Coverage Ratio” shall mean as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Borrower or any Restricted Subsidiary:

(a) has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Borrower or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitute all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have incurred any Indebtedness or discharged any Indebtedness, made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months); provided that the actual rate shall be used for any portion of such period during which the Indebtedness was actually outstanding. If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding therefrom (to the extent otherwise included therein) the amount of all (i) accrued interest expense at such time, (ii) the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness at such time and (iii) all income taxes payable and deferred tax liabilities at such time.

“Consolidated EBITDA” for any period shall mean, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles”;

(5) other non-cash charges reducing Consolidated Net Income, including the write-off of financing costs in connection with the refinancing of indebtedness with the proceeds from the sale of the Loans and all items of loss arising from non-cash losses accrued during such period as a result of mark to market accounting for Hedging Obligations, (but, in any event, excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6) non-recurring charges related to restructurings in connection with acquisitions;

minus all items of gain arising from non-cash gains accrued during such period as a result of mark to market accounting for Hedging Obligations.

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” shall mean, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense of the Borrower and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense); provided that, for purposes of calculating the Consolidated Coverage Ratio, there shall be excluded therefrom any non-cash amortization or write-off of deferred financing fees and expenses;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is guaranteed by such Person or one of the Restricted Subsidiaries or secured by a Lien on assets of such Person or one of the Restricted Subsidiaries;

(6) net costs, after giving effect to the effects of the underlying hedged transaction, associated with Interest Rate Agreements (including amortization of fees) provided, however, that if Interest Rate Agreements result in net benefits rather than net costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Capital Stock of such Person or on Preferred Stock of the Restricted Subsidiaries payable to a party other than the Borrower or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Borrower or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Borrower. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which the Borrower or the Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clauses (3), (4) and (5) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B) the Borrower’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is then restricted, directly or indirectly, in the payment of dividends or the making of distributions by such Restricted Subsidiary to the Borrower, except that:

(A) subject to the limitations contained in clauses (3), (4) and (5) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss;

(5) the cumulative effect of a change in accounting principles; and

(6) gains or losses arising from the repurchase, repayment or redemption of Indebtedness with the proceeds from the sale of the Loans.

“Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Borrower and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Borrower immediately preceding the Closing Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Borrower or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose or redemption or other retirement of Capital Stock to the extent such obligations is not reflected in Consolidated Current Liabilities; and

(g) Investments in and assets of Unrestricted Subsidiaries.

“Continuing Directors” shall mean as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination.

“Conversion Date” shall mean the date the Initial Loans are converted into Term Loans pursuant to Section 2.01(b)(i) and (ii).

“Corus Material Adverse Effect” shall mean a Material Adverse Effect, as defined in the European LOI, without giving effect to any amendments or other modifications except with the written consent of the Required Lenders.

“Credit Agreements” shall mean, collectively, the ABL Credit Agreement and the Term Credit Agreement.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and the Subsidiary Guaranty.

“Credit Facilities” shall mean, with respect to the Borrower and its Subsidiaries, one or more debt or credit facilities (including, without limitation, each Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, Qualified Receivables Transactions, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreements or any other credit or other agreement or indenture and whether with the same or new parties).

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary of the Borrower against fluctuations in currency exchange rates.

“DBCI” shall mean Deutsche Bank AG Cayman Islands, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Debt Securities” shall have the meaning provided in Section 8.13(a).

“Default” shall mean an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation, executed by an authorized officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Capital Stock” shall mean that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof (except in each case, upon the occurrence of a Change of Control), in each case, on or prior to the date that is 91 days after the date on which the Loans mature, unless any such obligation can only be satisfied by delivery of Capital Stock that is not Disqualified Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 9.03. The amount of Disqualified Capital Stock deemed to be outstanding at any time will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends; provided, that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed Disqualified Capital Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

“Documents” shall mean the Credit Documents and the Acquisition Documents.

“Dollar Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Dollar Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03, and/or 12, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 12.04(b).

“Dollar Equivalent” shall mean, in the case of any Euro Loan, the amount of U.S. Dollars which could be purchased with the amount of Euros involved in such computation at (x) the spot exchange rate as shown in the Wall Street Journal on the date one Business Day prior to any such determination (or on such other basis as is satisfactory to the Administrative Agent) or (y) if the provisions of the foregoing clause (x) is not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for Euros calculated by the Administrative Agent (each such exchange rate, the “Spot Exchange Rate”); provided that notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in Euros in its reasonable discretion using the Spot Exchange Rates therefor.

“Dollar Initial Loan” shall have the meaning provided in Section 2.01(a)(i).

“Dollar Initial Note” shall have the meaning provided in Section 2.05(a)(i).

“Dollar Lender” shall mean each Lender which has a Dollar Commitment or which has outstanding any Dollar Loans. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Dollar Lender and shall include references to any Affiliate of any such Lender which is acting as a Dollar Lender.

“Dollar Loan” shall mean all Loans denominated in U.S. Dollars.

“Dollar Term Loan” shall have the meaning provided in Section 2.01(b)(i).

“Dollar Term Note” shall have the meaning provided in Section 2.05(b)(iii).

“Domestic Restricted Subsidiary” shall mean a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” shall mean each Subsidiary of Aleris incorporated or organized in the United States or any State or territory thereof.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act but excluding natural persons), but in any event excluding Aleris and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, guidance or policy having the effect of law, and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Offering” means any public or private issuance or sale of Qualified Capital Stock of the Borrower to any Person other than a Subsidiary of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Aleris or a Subsidiary of Aleris would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Euro Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Euro Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03, and/or 12, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 12.04(b).

“Euro Initial Loan” shall have the meaning provided in Section 2.01(a)(ii).

“Euro Initial Note” shall have the meaning provided in Section 2.05(a)(ii).

“Euro Lender” shall mean each Lender which has a Euro Commitment or which has outstanding any Euro Loans. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Euro Lender and shall include references to any Affiliate of any such Lender which is acting as a Euro Lender.

“Euro LIBOR” shall mean, with respect to each Borrowing of Euro Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Euro Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of Euro Loans then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Euro Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of Euro Loans, Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lenders) to fund a Borrowing of Euro Loans with maturities comparable to the Interest Period applicable thereto.

“Euro Loan” shall mean all Loans denominated in Euros.

“Euro Rate” shall mean and include each of the Eurodollar Rate and Euro LIBOR.

“Euro Term Loan” shall have the meaning provided in Section 2.01(b)(ii).

“Euro Term Note” shall have the meaning provided in Section 2.05(b)(iv).

“Eurodollar Rate” shall mean, with respect to each Borrowing of Dollar Loans, (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for U.S. Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the applicable Dollar Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period applicable to such Dollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“European Acquired Business” shall mean all of the beneficial interest in the entire share capital of Corus Hylite BV, Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp. and Hoogovens Aluminium Europe Inc. and each of their respective Subsidiaries.

“European Acquisition” shall mean the acquisition by Aleris Deutschland Vier GmbH & Co. KG, Aleris Deutschland Holding GmbH, Aleris Deutschland Beteiligungsunternehmen Duffel GmbH and Aleris Deutschland Drei GmbH of the European Acquired Business pursuant to the European Acquisition Agreement.

“European Acquisition Agreement” shall mean the Share Purchase Agreement, dated May 23, 2006, between Aleris International, Inc. and Corus Group plc. as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“European Acquisition Documents” shall mean the European Acquisition Agreement and each of the following ancillary agreements (in each case, as defined in the European Acquisition Agreement): the Transitional Services Agreement, the RD&T Agreement, the Metal Supply Agreements, the Intellectual Property License Agreement, the Forward Sales Contracts, the Profit and Loss Termination Agreement, the Corus Deutschland Loan Assignment, each other Transaction Document and each other agreement, document or instrument related to any of the foregoing.

“European LOI” shall mean the Letter of Intent among Aleris and Corus Group plc dated March 16, 2006.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Documents” shall mean the Exchange Notes Indenture and the Exchange Notes.

“Exchange Note Holders” shall mean registered holders of the Exchange Notes.

“Exchange Notes” shall mean the securities issued under the Exchange Notes Indenture.

“Exchange Notes Indenture” shall mean (i) with respect to an exchange of Dollar Loans, an Indenture in the form of Exhibit J and (ii) with respect to an exchange of Euro Loans, an indenture substantially in the form of Exhibit J, but with customary and conforming changes for an indenture under which notes denominated in Euro are issued.

“Exchange Notes Trustee” shall mean the trustee under the Exchange Notes Indenture.

“Exchange Request” shall have the meaning provided in Section 8.16(b).

“Existing Credit Agreement” shall mean the First Amended and Restated Credit and Security Agreement, dated as of December 9, 2004 (as amended, supplemented or modified to the date hereof), among Aleris and certain of its Domestic Subsidiaries party thereto and agented by PNC Bank, National Association.

“Existing Indebtedness” shall have the meaning provided in Section 7.18.

“Existing Note Indenture Amendments” shall have the meaning provided in Section 5.06.

“Existing Notes” shall mean, collectively, the Existing Senior Unsecured Notes and the Existing Senior Secured Notes.

“Existing Senior Secured Note Indenture” shall mean the Indenture, dated as of October 6, 2003, among Imco Recycling Inc. (now known as Aleris International, Inc.), the subsidiary guarantors party thereto and JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.), as trustee thereunder, as in effect on the Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Secured Notes” shall mean Aleris’ 10 3/8% Senior Secured Notes due 2010 issued pursuant to the Existing Senior Secured Note Indenture.

“Existing Senior Unsecured Note Indenture” shall mean the Indenture, dated as of November 4, 2004, among Imco Recycling Escrow Inc. (as assumed by Imco Recycling Inc. and now known as Aleris International, Inc.), the subsidiary guarantors party thereto and LaSalle Bank National Association, as trustee thereunder, as in effect on the Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Unsecured Notes” shall mean Aleris’ 9% Senior Unsecured Notes due 2014 issued pursuant to the Existing Senior Unsecured Note Indenture.

“Expenses” shall mean all present and future reasonable and invoiced expenses incurred by or on behalf of the Administrative Agent in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the cost of record searches, the reasonable fees and expenses of attorneys (provided that such the fees and expenses of attorneys shall be limited to the fees and expenses one outside counsel (in addition to any necessary or advisable special counsel and up to one local counsel in each applicable local jurisdiction)) and paralegals, all reasonable and invoiced costs and expenses incurred by the Administrative Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent due to insufficient funds of deposited checks and the standard fee of the

Administrative Agent relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Administrative Agent, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with the amendment or termination of any of the Credit Documents.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Final Maturity Date” shall mean February 1, 2014.

“Financial Officer” of any Person shall mean the chief financial officer, controller or treasurer of such Person.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Aleris and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Rate” shall have the meaning provided in Section 2.08(c).

“Fixed Rate Exchange Securities” shall mean Notes bearing an interest rate as set forth in Section 2.08(c).

“Foreign Pension Plan” shall mean a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which Aleris or a Subsidiary of Aleris sponsors or maintains, or to which it makes or is obligated to make contributions with respect to which any liability is borne, outside the 50 states of the United States.

“Foreign Plan” shall mean each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by Aleris or any of its Subsidiaries, which plan, fund, agreement, commitment or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean a Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Public Company Accounting Oversight Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement will be computed in conformity with GAAP.

“Governmental Authority” shall mean any federal (including the federal government of Canada), state, local, provincial, or other governmental or administrative body, instrumentality, department, board, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing levels of polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“IFRS” shall mean the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Indebtedness” shall mean with respect to any Person on any date of determination, without duplication,

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

(8) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is a recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” shall mean a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Borrower and (ii) which, in the judgment of the Board of Directors of the Borrower, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Indirect Section 4.04 Indemnitee” shall mean each Section 4.04 Indemnitee that is not a Lender or the Administrative Agent.

“Initial Loans” shall mean Dollar Initial Loans and Euro Initial Loans.

“Initial Maturity Date” shall mean the date that is one year after the Closing Date.

“Initial Notes” shall mean Dollar Initial Notes and Euro Initial Notes.

“Initial Request Date” shall have the meaning provided in Section 8.13(a).

“Interest Determination Date” shall mean, with respect to any Loan for any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Period” shall mean as to any Borrowing of Loans, the interest period applicable to such Borrowing of Loans selected pursuant to, and otherwise subject to the provisions of, Section 2.09.

“Interest Rate Agreement” shall mean, in respect of a Person, any agreement or arrangement designed to protect against fluctuations in interest rates accruing on Indebtedness for which it or any of its Subsidiaries is liable.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers or employees in the ordinary course) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of any Capital Stock, bonds, notes, debentures or other similar instruments or evidences of Indebtedness issued by, such Person; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower.

For purposes of Section 9.03:

(1) “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s

“Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“Joint Lead Arrangers” shall mean Deutsche Bank AG Cayman Islands Branch and Citigroup Global Markets Inc., in their respective capacities as Joint Lead Arrangers and Joint Book Running Managers, and any successors thereto.

“Judgment Currency” shall have the meaning provided in Section 12.18(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.18(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 12.04(b) or any Affiliate of a Lender.

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or (ii) a Lender having notified in writing any Credit Party and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01.

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loans” shall mean the Initial Loans and the Term Loans.

“Local GAAP” shall mean with respect to any Foreign Subsidiary of Aleris generally accepted accounting principles in the jurisdiction of organization of such Subsidiary as in effect from time to time or, at the option of such Foreign Subsidiary, IFRS.

“Mandatory Cost” shall mean the cost imputed to each Lender of compliance with any reserve asset requirements of the European Central Bank.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations or business of Aleris and its Subsidiaries taken as a whole, (b) Aleris and its Subsidiaries’ collective ability to pay the Obligations in accordance with the terms thereof or (c) the practical realization of the benefits of the Administrative Agent’s and each Lender’s rights and remedies under this Agreement and the other Credit Documents.

“Material Real Property” shall mean any Real Property owned by Aleris or any of its Subsidiaries the fair market value of which (as determined in good faith by Aleris) is greater than $2,500,000.

“Maximum Rate” is defined in Section 2.08(h).

“Minimum Borrowing Amount” shall mean (i) in the case of Dollar Loans, $1,000,000 and (ii) in the case of Euro Loans, €1,000,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Aleris or a Subsidiary of Aleris or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Aleris, or a Subsidiary of Aleris or an ERISA Affiliate contributed or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence or issuance of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Equity Proceeds” shall mean, with respect to any issuance of Capital Stock, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective issuance of such Capital Stock.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of costs incurred by Aleris or any of its Subsidiaries in good faith in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event, and shall be net of (i) any taxes paid or payable in connection with the respective Recovery Event and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Obligations under Section 4.02(d), including, without limitation, in respect of proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Obligations under Section 4.02(d) in respect of such proceeds, (ii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with such Recovery Event, provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Insurance Proceeds” of such Recovery Event and (iii) required payments of any Indebtedness (other than any Existing Senior Secured Notes) which is secured by the respective assets which were subject to such Recovery Event.

“Net Sale Proceeds” shall mean, for any Asset Sale (including an Asset Swap), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, in each case net of (i) the costs of such sale incurred by Aleris or any of its Subsidiaries in good faith (including fees and commissions, attorney’s and other professional fees, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than any Existing Senior Secured Notes) which is secured by the respective assets which were sold), (ii) taxes paid or payable as a result of such Asset Sale and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Obligations under Section 4.02(c), including in respect of any proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Obligations under Section 4.02(c) in respect of such proceeds, (iii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with the asset sold pursuant to such sale; provided that, upon any termination of such reserve, all amounts not paid out in connection therewith shall be deemed “Net Sale Proceeds” of such Asset Sale and (iv) the amount of any payments to be made by Aleris or any Subsidiary as agreed between such Person and the purchaser of any assets sold pursuant to such sale in connection therewith; provided further, that Net Sale Proceeds arising from any Asset Sale to a non-Wholly Owned Subsidiary shall equal the amount of such Net Sale Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Capital Stock of such non-Wholly-Owned Subsidiary owned by Aleris and its Subsidiaries.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness of a Person:

(1) as to which neither the Borrower nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Borrower or the Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Notes” shall mean the Initial Notes and the Term Notes.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Marguerite Sutton (telephone: (212) 250-6150; facsimile: (212) 797-4655), and (ii) for operational notices, the office of the Administrative Agent located at 222 S. Riverside Plaza, Chicago, Illinois 60606-5808, Attention: Lianne Jaworski (telephone: (312) 537-4578; facsimile: (312) 537-1325), or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

Obligation Currency” shall have the meaning provided in Section 12.18(a).

“Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Credit Party from time to time owed to Agents (including former Agents), Lenders or any of them, under any Credit Document, whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy or a similar proceeding with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy or similar proceeding), fees, expenses (including Expenses), indemnification (including, without limitation, pursuant to Section 12.01) or otherwise.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Borrower by at least two Officers of the Borrower.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Patriot Act” shall have the meaning provided in Section 12.17.

“Payment Office” shall mean (i) in respect of Dollar Loans and other amounts owing in U.S. Dollars, 90 Hudson Street, Jersey City, NJ 07302 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (ii) in respect of Euro Loans and other amounts owing in Euros, to Deutsche Bank AG, Frankfurt, 0-11-18-DBAG (Mainzer), Mainzer Landstrabe 16, Frankfurt, Germany 60325, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Permanent Securities” shall mean any debt or preferred stock issued by the Borrower as permanent financing to refinance the Loans or Exchange Notes.

“Permitted Investment” shall mean an Investment by the Borrower or any Restricted Subsidiary in:

(1) a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary (other than a Receivables Entity);

(3) receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and that are made in the ordinary course of business;

(5) Investments in the Borrower by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated in right to payment, pursuant to a written agreement, to the Borrower’s obligations under the Loans and this Agreement;

(6) cash and Cash Equivalents;

(7) loans and advances to employees, directors and officers (other than loans to executive officers not permitted by applicable law) of the Borrower and the Restricted Subsidiaries made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary;

(8) Currency Agreements, Commodity Agreements and Interest Rate Agreements, and related Hedging Obligations, in each case entered into in the ordinary course of business and entered into and incurred in compliance with Section 9.04;

(9) additional Investments not to exceed (i) prior to the Conversion Date, $40.0 million outstanding at any one time (with the fair market value of such Investments being measured at the time made and without giving effect to subsequent changes in value) and (ii) thereafter, the greater of $75.0 million and 5% of Consolidated Net Tangible Assets;

(10) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(11) Investments made as a result of the receipt of non-cash consideration from an Asset Sale made in compliance with Section 9.05;

(12) guarantees issued in accordance with Section 9.04;

(13) Investments made with the Capital Stock of the Borrower or any direct or indirect parent of the Borrower;

(14) Investments by the Borrower or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Loan, or any equity interest or interests in Receivables and related assets generated by the Borrower or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(15) Investments in existence on the Closing Date; and

(16) any Asset Swap made in accordance with Section 9.05.

“Permitted Liens” shall mean, with respect to any Person:

(1) Liens on any assets, real or personal, tangible or intangible, of the Borrower and its Restricted Subsidiaries securing Indebtedness and other obligations under the Credit Facilities and Hedging Obligations and liens on assets, real or personal, tangible or intangible, of Restricted Subsidiaries securing guarantees of Indebtedness and other obligations of the Borrower under the Credit Facilities permitted to be incurred under Section 9.04(b)(1);

(2) Liens, pledges or deposits (other than Liens imposed under ERISA) by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, supplier’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety, bid, appeal or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes of zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds of any such assets;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding (i) operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(13) Liens existing on the Closing Date;

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(15) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly Owned Subsidiary (other than a Receivables Entity);

(17) Liens securing the Loans and the Subsidiary Guaranties or any obligations owing to the Administrative Agent under this Agreement;

(18) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Liens arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of customs and revenue authorities to secure the payment of customs duties in connection with the exporting or importing of goods;

(21) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

(22) Liens on the Capital Stock or assets, real or personal, tangible or intangible, of a Foreign Subsidiary, and securing Indebtedness and other obligations and guarantees permitted to be incurred under Section 9.04(b)(1) or 9.04(b)(11);

(23) Liens securing Indebtedness (other than Subordinated Indebtedness of the Borrower or of any Subsidiary Guarantor) in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(24) Liens existing with respect to the Saginaw, Michigan facility pursuant to Exhibit 5 to the Long Term Agreement between General Motors Corporation and Alchem Aluminum Inc., dated as of February 26, 1999, as in effect on the Closing Date or on terms materially consistent therewith;

(25) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or any of the Restricted Subsidiaries, including rights of offset and set-off; and

(26) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Agreement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan subject to Title IV as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Aleris or a Subsidiary of Aleris or an ERISA Affiliate, and each such plan which is subject to Title IV of ERISA for the five year period immediately following the latest date on which Aleris, a Subsidiary of Aleris or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan but in all cases other than a Foreign Plan, Foreign Pension Plan or Multiemployer Plan.

“Preferred Stock” of any Person shall mean any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Proceeding” shall have the meaning provided in Section 7.09.

“Projections” shall mean the projections for the seven Fiscal Years ended after the Effective Date (prepared on a monthly basis for the first year and an annual basis for each year thereafter) that were prepared by or on behalf of Aleris in connection with the Transaction and delivered to the Joint Lead Arrangers and the Lenders prior to the Borrowing Date.

“Purchase Money Loan” shall mean a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Borrower or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of the Restricted Subsidiaries pursuant to which the Borrower or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Borrower or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Borrower or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Real Property” shall mean all land, improvements and fixtures of any Person, including all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” shall mean a Wholly Owned Subsidiary (or another Person in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Loan or Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a Board Resolution of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” shall mean any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Recovery Event” shall mean the receipt by Aleris or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Aleris or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03 (other than business interruption insurance and insurance proceeds relating to loss of rental payments).

“Refinance” shall mean, in respect of any security or Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing” shall mean the refinancing transactions described in Section 5.07.

“Refinancing Indebtedness” shall mean Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”; “refinances” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Closing Date or incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Loans, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Loans, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Loans;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Loans or the Subsidiary Guaranty, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Subsidiary Guaranty on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Register” shall have the meaning provided in Section 12.15.

“Registration Rights Agreement” shall mean a registration rights agreement in the form of Exhibit K.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Business” shall mean any business which is the same as or related, ancillary or complementary to any of the businesses of the Borrower and the Restricted Subsidiaries on the Closing Date, including, without limiting the generality of the foregoing, the manufacture, sales, distribution, or modification of metals, metal products or goods using metals, and any services related to any of the foregoing.

“Related Business Assets” shall mean assets used or useful in a Related Business.

“Related Pass Through Entity” shall mean with respect to an Indirect Section 4.04 Indemnitee, the pass through entity for tax purposes, which such Indirect Section 4.04 Indemnitee, by virtue of being a partner or member thereof, is an Indirect Section 4.04 Indemnitee; provided that such entity shall be a Related Pass Through Entity only if it is a Lender or the Administrative Agent.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Remedial Action” shall mean all actions to (a) clean up, remove, remediate, contain, treat, monitor, investigate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial, restoration or reclamation studies, investigations, or post-remedial, restoration or reclamation operation and maintenance activities.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived by the regulations under PBGC Section 4043, but including the events under subsections .21 (tax disqualification and Title I noncompliance), .24 (termination or partial termination) and .26 (inability to pay benefits when due) without regard to a waiver of the 30 day notice period.

“Request” shall have the meaning provided in Section 8.13(a).

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Loans represent at least a majority of the sum of the Loans of Non-Defaulting Lenders at such time.

“Restricted Payment” shall have the meaning provided in Section 9.03(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower which at the time of determination is not an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Loans” shall mean the Revolving Loans under (and as defined in) the ABL Credit Agreement.

“Sale and Leaseback Transaction” shall mean any arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person, and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 4.04 Indemnitee” shall mean a Lender or the Administrative Agent (and, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, each member or partner of such Lender or Administrative Agent, as the case may be).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Term Loans” shall mean the Loans under (and as defined in) the Term Credit Agreement.

“Significant Event of Default” shall mean any Event of Default under Section 10.01 or 10.05.

“Significant Subsidiary” shall mean any Restricted Subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, as in effect on the Closing Date.

“Spot Exchange Rate” shall have the meaning provided in “Dollar Equivalent.”

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary Guarantor that is subordinated or junior in right of payment to the Loans or the Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be.

“Subsidiary” of any Person shall mean (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean (1) each Domestic Restricted Subsidiary of the Borrower other than Imsamet of Arizona or a Receivables Entity; and (2) each of the Borrower’s Restricted Subsidiaries that in the future executes a joinder to the Subsidiary Guaranty in which such Restricted Subsidiary agrees to be bound by the terms of the Subsidiary Guaranty as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guaranty is released in accordance with the terms of this Agreement.

“Subsidiary Guaranty” shall have the meaning provided in Section 5.09.

“Surviving Entity” shall have the meaning provided in Section 9.02(a).

“Syndication Agent” shall mean Citicorp North America, Inc., in its capacity as Syndication Agent, and any successor thereto.

“Syndication Date” shall mean the earlier of (i) the 30th day following the Borrowing Date and (ii) the date upon which the Administrative Agent and the Syndication Agent determine (and notify Aleris and the Lenders) that the primary syndication and resultant addition of Persons as Lenders pursuant to Section 11.04(b)) has been completed.

“Take-Out Banks” shall mean the investment banks engaged by the Borrower to publicly sell or privately place the Debt Securities.

“Take-Out Securities Notice” shall have the meaning provided in Section 8.13(a).

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments made by any Credit Party under any Credit Document (but excluding, except as provided in the fourth sentence of Section 4.04, any tax imposed on or measured by the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax and any branch profits tax imposed in respect of a tax imposed on net income or net profits) of a Section 4.04 Indemnitee pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which such Section 4.04 Indemnitee is organized or the country or national jurisdiction (or any political subdivision thereof) in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges.

“Tender Offer and Consent Solicitation” shall have the meaning provided in Section 5.06.

“Tender Offer and Consent Solicitation Materials” shall mean (i) that certain Offer to Purchase and Consent Solicitation Statement of Aleris relating to the Existing Senior Secured Notes and the Existing Senior Unsecured Notes and dated June 30, 2006, and (ii) that certain form Consent and Letter of Transmittal related to such Offer to Purchase and Consent Solicitation Statement.

“Term Credit Agreement” shall mean the term loan agreement dated as of August 1, 2006, among the Borrower, Aleris Deutschland Holding GmbH, the lenders party thereto from time to time, Citicorp North America, Inc., as Collateral Agent and Deutsche Bank AG New York Branch, as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, and whether involving the same or different group of the Borrower and Restricted Subsidiaries as principal obligors or guarantors.

“Term Loans” shall mean Dollar Term Loans and Euro Term Loans.

“Term Notes” shall mean Dollar Term Notes and Euro Term Notes.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Dollar Commitment” shall mean, at any time, the sum of the Dollar Commitments of each of the Lenders at such time.

“Total Euro Commitment” shall mean, at any time, the sum of the Euro Commitments of each of the Lenders at such time.

“Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and the incurrence of Loans on the Borrowing Date, (ii) the Refinancing, (iii) the consummation of the Acquisitions, (iv) the incurrence of the Senior Secured Term Loans under the Term Credit Agreement on the Borrowing Date, (v) the incurrence of the Revolving Loans and the issuance of letters of credit under the ABL Credit Agreement on the Borrowing Date and (vi) the payment of all fees and expenses in connection with the foregoing.

“Tranche” shall man the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Dollar Loans and Euro Loans.

“Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean:

(1) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Borrower in such Subsidiary complies with Section 9.03;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower than those that might have been obtained from Persons who are not Affiliates of the Borrower.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could incur at least $1.00 of additional Indebtedness under Section 9.04(a) on a pro forma basis taking into account such designation.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Voting Stock” of a corporation shall mean all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly Owned Subsidiary” shall mean a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly Owned Subsidiary.

SECTION 2. Amount and Terms of Credit.

2.01 The Commitments.

(a) Initial Loans. (i) Subject to and upon the terms and conditions set forth herein, each Lender with a Dollar Commitment severally agrees to make, on the Borrowing Date, a term loan or term loans to the Borrower (each, a “Dollar Initial Loan” and, collectively, the “Dollar Initial Loans”), which Dollar Loans (x) shall be denominated in U.S. Dollars and (y) shall not be made (and shall not be required to be made) by any Dollar Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Dollar Initial Loans of such Lender to exceed the amount of its Dollar Commitment at such time and (y) the aggregate amount of Dollar Initial Loans to exceed the Total Dollar Commitment as then in effect. Once repaid, Dollar Initial Loans borrowed hereunder may not be reborrowed.

(ii) Subject to and upon the terms and conditions set forth herein, each Euro Lender with a Euro Commitment severally agrees to make, on the Borrowing Date, a term loan or term loans to the Borrower (each, a “Euro Initial Loan” and, collectively, the “Euro Initial Loans”), which Euro Loans (x) shall be denominated in Euros and (y) shall not be made (and shall not be required to be made) by any Euro Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Euro Initial Loans of such Euro Lender to exceed the amount of its Euro Commitment at such time and (y) the aggregate amount of Euro Initial Loans to exceed the Total Euro Commitment as then in effect. Once repaid, Euro Initial Loans borrowed hereunder may not be reborrowed.

(b) Term Loans. (i) Subject to and upon the terms and conditions set forth herein, the Borrower and each Dollar Lender severally agrees, if the Dollar Initial Loans have not been repaid in full, that the then outstanding principal amount of its Dollar Initial Loans shall automatically be converted into a loan (individually, a “Dollar Term Loan” and collectively, the “Dollar Term Loans”) by the Borrower on the Initial Maturity Date in an aggregate principal amount equal to the then outstanding principal amount of the Dollar Initial Loans; provided that if a Significant Event of Default shall have occurred and be continuing on the Initial Maturity Date, the Dollar Initial Loans shall not be so converted and the Dollar Initial Loans shall be due and payable on the Initial Maturity Date.

(ii) Subject to and upon the terms and conditions set forth herein, the Borrower and each Euro Lender severally agrees, if the Euro Initial Loans have not been repaid in full, that the then outstanding principal amount of its Euro Initial Loans shall automatically be converted into a loan (individually, a “Euro Term Loan” and collectively, the “Euro Term Loans”) by the Borrower on the Initial Maturity Date in an aggregate principal amount equal to the then outstanding principal amount of the Euro Initial Loans; provided that if a Significant Event of Default shall have occurred and be continuing on the Initial Maturity Date, the Euro Initial Loans shall not be so converted and the Euro Initial Loans shall be due and payable on the Initial Maturity Date.

2.02 Minimum Amount of Each Borrowing; Limitation on Loans.

(a) The aggregate principal amount of each Borrowing of Loans under a respective Tranche of Loans shall not be less than the Minimum Borrowing Amount applicable to such Tranche of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Loans in the aggregate for all Tranches of Loans.

(b) Unless the Administrative Agent and the Syndication Agent either otherwise agree in their sole discretion or have determined that the Syndication Date has occurred, prior to the 30th day following the Borrowing Date (at which time this clause Section 2.02 shall no longer be applicable), Loans may only be subject to an Interest Period of one month which begins and ends on the same day, with the first such Interest Period to begin no sooner than five Business Days after the Borrowing Date.

2.03 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office no later than 12:00 Noon (New York time) at least three Business Days’ prior notice of each Loan to be incurred hereunder. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the applicable Available Currency, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Dollar Loans or Euro Loans.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from the president, the chief executive officer or a Financial Officer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in the relevant Available Currency, and in immediately available funds at the Payment Office, and the Administrative Agent will immediately make such funds available to the Borrower. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or in the case of Euro Loans, the cost to the Administrative Agent of acquiring overnight funds in Euros) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15. If requested by such Lender, (i) a Dollar Initial Loan shall also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Dollar Initial Note” and, collectively, the “Dollar Initial Notes”) and (ii) a Euro Initial Loan shall also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Euro Initial Note” and, collectively, the “Euro Initial Notes”).

(b) (i) The Dollar Initial Note issued to each Dollar Lender that has a Dollar Commitment or outstanding Dollar Loans shall (i) be executed by the Borrower, (ii) be payable to such Dollar Lender or its registered assigns and be dated the Borrowing Date (or, if issued after the Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the Dollar Commitment of such Dollar Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the Dollar Loans of such Dollar Lender at such time) and be payable in the outstanding principal amount of the Dollar Loans evidenced thereby from time to time, (iv) mature on the Initial Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Dollar Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(ii) The Euro Initial Note issued to each Euro Lender that has a Euro Commitment or outstanding Euro Loans shall (i) be executed by the Borrower, (ii) be payable to such Euro Lender or its registered assigns and be dated the Borrowing Date (or, if issued after the Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in Euros) equal to the Euro Commitment of such Euro Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the Euro Loans of such Euro Lender at such time) and be payable in the outstanding principal amount of the Euro Loans evidenced thereby from time to time, (iv) mature on the Initial Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Euro Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(iii) The Borrower shall execute and deliver to each Dollar Lender on the Conversion Date a Dollar Term Note date the Conversion Date substantially in the form of Exhibit B-3 to evidence the Dollar Term Loan made on such date, in the principal amount of the Dollar Initial Loans held by such Dollar Lender on such date and with other appropriate insertions (collectively the “Dollar Term Notes”). Upon the conversion of the Dollar Initial Loans into Dollar Term Loans, each Dollar Lender shall cancel on its records a principal amount of the Dollar Initial Loans held by such Dollar Lender corresponding to the principal amount of Dollar Term Loans issued by such Dollar Lender, which corresponding principal amount of the Dollar Initial Loans shall be satisfied by the conversion of such Dollar Initial Loans into Dollar Term Loans in accordance with this Section 2.05(b). Amounts repaid in respect of Dollar Term Loans may not be reborrowed.

(iv) The Borrower shall execute and deliver to each Euro Lender on the Conversion Date a Euro Term Note dated the Conversion Date substantially in the form of Exhibit B-4 to evidence the Euro Term Loan made on such date, in the principal amount of the Euro Initial Loans held by such

Euro Lender on such date and with other appropriate insertions (collectively the “Euro Term Notes”). Upon the conversion of the Euro Initial Loans into Euro Term Loans, each Euro Lender shall cancel on its records a principal amount of the Euro Initial Loans held by such Euro Lender corresponding to the principal amount of Euro Term Loans issued by such Euro Lender, which corresponding principal amount of the Euro Initial Loans shall be satisfied by the conversion of such Euro Initial Loans into Euro Term Loans in accordance with this Section 2.05(b). Amounts repaid in respect of Euro Term Loans may not be reborrowed.

(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender, at the Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 [Reserved.]

2.07 Pro Rata Borrowings. All Borrowings of Loans under a Tranche, under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments under such Tranche. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest.

(a) [Reserved.]

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Initial Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the relevant Euro Rate for such Interest Period.

(c) At any time on and after the Conversion Date, at the request of any Lender, all or any portion of the Term Loan owing to such Lender shall bear interest at a fixed rate per annum equal to the rate then in effect for such Term Loan plus 50 basis points (subject to the Maximum Rate set forth in Section 2.08(h) below) (the “Fixed Rate”), effective as of the first interest payment date with respect to such Term Loan after such notice so long as the 30 Business Days’ notice set forth below is given; provided that no such conversion shall be permitted in respect of amounts to be voluntarily prepaid prior to such conversion. In order to request the conversion to the Fixed Rate, the Lender shall notify the Administrative Agent in writing of its intention to do so at least 30 Business Days prior to an interest payment date indicating the amount of the Term Note for which it is requesting conversion to the Fixed Rate, which shall be not less than $250,000 and increments of $100,000 in excess thereof, and the Administrative Agent shall so notify the Borrower at least 30 Business Days prior to such next succeeding interest payment date. Upon the conversion of a portion of a Term Note to the Fixed Rate, an appropriate notation will be made on the Term Note and, on and after the first interest payment date following the receipt by the Borrower of a notice hereunder, such portion of the Term Note which is converted to the Fixed Rate shall bear interest at the Fixed Rate until repaid. Following the exchange of Term Notes for Exchange Notes in accordance with Section 8.16, the Exchange Notes shall bear interest at the Fixed Rate.

(d) The unpaid principal amount of each Term Loan shall bear interest for the period from and including the Conversion Date to, but excluding the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the date of exchange for an Exchange Note, at a rate equal to (A) for the Interest Period commencing on the Conversion Date, the interest rate determined in accordance with Section 2.08(b) plus 50 basis points and (B) for each Interest Period thereafter, the interest from the immediately preceding Interest Period plus 50 basis points.

(e) To the extent permitted by law, overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Credit Document shall, in each case, bear interest at a rate per annum (i) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Euro Loans, equal to 2% plus the Applicable Margin plus the relevant Euro Rate for such successive periods not exceeding one month as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs and (ii) in all other cases, equal to the rate which is 2% in excess of the rate then borne by such Loans from time to time. Interest that accrues under this Section 2.08(e) shall be payable on demand.

(f) Accrued (and theretofore unpaid) interest shall be payable in respect of each Loan, (x) on the last day of each Interest Period applicable thereto (or if any Interest Period shall be for a period of less than three months, on the next date that is three months after the previous payment date); provided that with respect to any Term Loan that bears interest at the Fixed Rate in accordance with Section 2.08(c), interest shall be payable on the next date that is six months after the previous payment date, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(g) Upon each Interest Determination Date, the Administrative Agent shall determine the relevant Euro Rate for each Interest Period applicable to the relevant Loans and shall promptly notify Aleris and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(h) Notwithstanding anything to the contrary in this Section 2.08, the interest rate borne by the Loans or the Fixed Rate Exchange Securities shall not exceed 11.00% per annum (the “Maximum Rate”), except pursuant to Section 2.08(e) or as a result of Additional Interest payable pursuant to the Registration Rights Agreement; provided that if, at any time, the Borrower’s general unsecured corporate credit (that does not have any credit support by any party other than the Borrower and its Subsidiaries) is not rated (1) better than CCC+ by Standard & Poor’s, such Maximum Rate shall increase by 0.25% and (2) better than Caa1 by Moody’s Investors Service, Inc., such Maximum Rate shall increase by 0.25%.

2.09 Interest Periods. The Interest Period applicable to the Initial Loans and the Term Loans shall have a duration of three months; provided that the Interest Period for the first month after the Closing Date shall be an Interest Period of one month. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for the Borrowing shall commence on the date of such Borrowing, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the last Interest Period applicable to Initial Loans shall end on the Initial Maturity Date and the last Interest Period applicable to Term Loans shall end on the earlier of (i) the conversion of such Term Loan to an Exchange Note pursuant to Section 8.16 and (ii) the Final Maturity Date.

2.10 Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Euro Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits or franchise taxes imposed in lieu thereof of such Lender or, in the case of a Lender that is a flow-through entity for tax purposes, a member or a partner of such Lender, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the relevant Euro Rate and/or (y) other circumstances arising since the Effective Date affecting the applicable interbank market; or

(iii) at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and in the event that any Euro Loan is so affected, Euro LIBOR shall be determined on the basis provided in the proviso to the definition of Euro LIBOR, (x) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), and (y) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i), (ii) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, promptly after it actually becomes aware that such event has ceased to exist.

(b) At any time that any Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may, and in the case of a Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a Dollar Loan, require the affected Lender to convert such Dollar Loan into a Base Rate Loan on terms to be reasonably agreed between the Company and the Administrative Agent and substantially similar to the terms governing such a conversion under the Term Credit Agreement and (B) in the case of any Euro Loan, repay all outstanding Borrowings which include such affected Euro Loan in full in accordance with the applicable requirements of Section 4.01; provided that, (i) if the circumstances described in Section 2.10(a)(iii) apply to any Euro Loan, the Borrower may, in lieu of taking the actions described above, maintain such Euro Loan outstanding, in which case, Euro LIBOR shall be determined on the basis provided in the proviso to the definition of Euro LIBOR unless the maintenance of such Euro Loan outstanding on such basis would not stop the conditions described in Section 2.10(a)(iii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the administration thereof, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits and Mandatory Costs) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b). Any Lender’s or the Administrative Agent’s determination of compensation owing to it under this Section 2.11 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

2.12 Change of Lending Office.

(a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made by such Lender; provided that, for designations made after the Effective Date to the extent such designation shall result in increased costs under Section 2.10 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, Aleris shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist after giving effect to such replacement), to replace such Lender with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent (each such Lender which is replaced by a Replacement Lender or whose Commitment or Loans is replaced is referred to herein as a “Replaced Lender”); provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all then outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to (w) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the aggregate principal of, and all accrued and unpaid interest on, all then outstanding Loans of the respective Replaced Lender and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01; and

(ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower and the satisfaction of the other applicable conditions in Section 12.04(b), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06 and 12.01), which shall survive as to such Replaced Lender.

SECTION 3. Fees; Reductions of Commitment.

3.01 Fees. The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Aleris or any of its Subsidiaries and the Administrative Agent.

3.02 Commitments.

(a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), Aleris shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Commitment in whole. Each reduction to the Total Commitment pursuant to this Section 3.02(a) shall apply to proportionately and permanently reduce the Commitment of each Lender (based on their respective Percentages).

(b) If any Lender becomes a Defaulting Lender, Aleris may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts). After giving effect to the termination of the Commitments of any Lender pursuant to this Section 3.02(b), such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06 and 12.01), which shall survive as to such repaid Lender. In cases where any Commitment of any Lender is terminated pursuant to this Section 3.02(b), except in cases where such Commitment is replaced in full, after giving effect to the termination of any such Commitment of a given Lender pursuant to this Section 3.02(b), there shall occur automatic adjustments (as determined by the Administrative Agent) in the Percentages of the remaining Lenders.

3.03 Mandatory Reduction of Commitments.

(a) The Total Commitment (and the Total Dollar Commitment and the Total Euro Commitment) shall terminate in its entirety on December 31, 2006, unless the Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (Total Dollar Commitment and the Total Euro Commitment) shall terminate in its entirety on the Borrowing Date (after giving effect to the incurrence of Loans on such date).

(c) Each reduction to, or termination of, the Total Dollar Commitment and the Total Euro Commitment pursuant to this Section 3.03 as provided above shall be applied to proportionately reduce or terminate, as the case may be, the and the Total Dollar Commitment and the Total Euro Commitment, as the case may be, of each Lender with such a Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans, or one Business Day, in the case of Fixed Rate Exchange Securities, which notice (in each case) shall specify whether Dollar Loans or Euro Loans shall be prepaid, the amount of such prepayment and the Loans to be prepaid and, the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000, in the case of Dollar Loans , and €1,000,000, in the case of Euro Loans (or, in each case, such lesser amount as is acceptable to the Administrative Agent) and (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Dollar Loans or Euro Loans, as the case may be. In connection with any prepayment of the Loans pursuant to this Section 4.01 other than with the proceeds of (i) any debt securities or equity securities of the Borrower, (ii) the Borrower’s cash flow from operations or (iii) net proceeds from asset sales, the Borrower shall pay each Lender a redemption fee equal to 2.00% of the principal amount of such Lender’s Loans being repaid. Whenever the Borrower makes a voluntary prepayment of the Loan under this Section 4.01, it shall make a ratable redemption of the Exchange Notes.

(b) At such time as all or a part of the Term Loans or Exchange Notes bear interest at the Fixed Rate, the Term Loans or Exchange Notes or such part that bears interest at the Fixed Rate, as the case may be, will be redeemable at the option of the Borrower, in whole or in part, at the redemption prices applicable to the Exchange Notes as set forth in Exhibit J.

4.02 Mandatory Repayments.

(a) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Borrowing Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Aleris or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04), an amount equal to 100% of the Net Debt Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date in accordance with the requirements of Sections 4.02(e) and (f).

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Borrowing Date upon which Aleris receives any cash proceeds from any issuance by Aleris of any Capital Stock, an amount equal to 100% of the Net Equity Proceeds of the issuance shall be applied on such date in accordance with the requirements of Sections 4.02(e) and (f).

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the third Business Day following each date (or, if a Default or Event of Default has occurred and is continuing, on each date) on or after the Borrowing Date upon which Aleris or any of its Subsidiaries receives any Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale

Proceeds therefrom, less ratable amounts payable to the Exchange Note Holders of Exchange Notes which have accepted an Asset Sale Offer (as defined in the Exchange Notes Indenture), shall be applied on such date in accordance with the requirements of Sections 4.02(e) and (f); provided, however, (i) that so long as no Event of Default then exists and to the extent such cash proceeds from Asset Sales do not exceed $25,000,000 in the aggregate in any Fiscal Year, an amount equal to the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that Aleris has delivered a certificate to the Administrative Agent within such three Business Day period stating that such Net Sale Proceeds shall be used to purchase assets (other than working capital unless purchased as part of an acquisition permitted under this Agreement) used or to be used in the businesses permitted pursuant to Section 9.09 within 365 days following the date of such Asset Sale, and (ii) if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(c) are not so reinvested within such 365-day period (or such earlier date, if any, as Aleris or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(c) without regard to the preceding proviso. Whenever the Borrower makes a mandatory prepayment of the Loans under this Section 4.02(c), it shall make a ratable payment with respect to the Exchange Notes to the extent that the Borrower is required to offer to purchase any of the Exchange Notes pursuant to the terms of the Exchange Note Indenture and such offer is accepted by any applicable Exchange Note Holders.

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the third Business Day following each date on or after the Borrowing Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $2,500,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event in excess of $2,500,000 shall be applied on such date in accordance with the requirements of Sections 4.02(e) and (f); provided, however, that so long as no Event of Default then exists, such Net Insurance Proceeds shall not be required to be so applied on such date to the extent that Aleris has delivered a certificate to the Administrative Agent within such three Business Day period stating that such Net Insurance Proceeds shall be used to replace or restore properties or assets in respect of which such Net Insurance Proceeds were paid within 365 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as Aleris or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(d) without regard to the preceding proviso.

(e) Each amount required to be applied pursuant to Sections 4.02(a), (b), (c) and (d) in accordance with this Section 4.02(e) shall be applied as a mandatory repayment of Loans, each such repayment to be applied to Loans on a pro rata basis.

(f) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Loans of the respective Tranche that are to be repaid and the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Loans were made, provided that: (i) repayments of Loans of the respective Tranche pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans with Interest Periods ending on such date of required repayment have been paid in full; and (ii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(g) Notwithstanding anything to the contrary in this Agreement, the Borrower is not obligated to apply Net Debt Proceeds, Net Equity Proceeds, Net Sale Proceeds or Net Insurance Proceeds, as applicable, to the prepayment of the Loans and purchase of Exchange Notes (other than the Net Debt Proceeds of the issuance of the Permanent Securities) to the extent that such Net Debt Proceeds, Net Equity Proceeds, Net Sale Proceeds or Net Insurance Proceeds, as applicable, are required to be and are applied pursuant to the Credit Agreements in satisfaction of obligations under the Credit Agreements.

(h) For purposes of clarity, it is understood and agreed that none of Sections 4.02(a) through (f), inclusive, shall require that amounts received by any Foreign Subsidiary or Foreign Subsidiaries or a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary be used to repay Obligations.

4.03 Payments and Computations; Maintenance of Accounts; Statement of Accounts. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in (x) U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent in respect of any obligation of the Borrower under this Agreement except as otherwise provided in the immediately following clause (y) and (y) Euros in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Euro Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Loans (or Commitments relating thereto). Nothing in the succeeding clauses of this Section 4.03 shall affect or alter the Borrower’s obligations to the Administrative Agent and the Lenders with respect to all payments otherwise required to be made by the Borrower in accordance with the terms of this Agreement and the other Credit Documents. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments.

(a) All payments made by any Credit Party under any Credit Document in each case will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any Taxes. If any Taxes are levied or imposed with respect to such payment, the Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the Borrower) agrees to pay the full amount of such Taxes to the appropriate taxing authority, and shall pay to the applicable Section 4.04 Indemnitee such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the Borrower) agrees to reimburse each Section 4.04 Indemnitee, upon its written request for taxes imposed on or measured by the net income or net profits or capital (or any franchise or similar tax imposed in lieu thereof) with respect to such amounts of such Section 4.04 Indemnitee pursuant to the laws of the jurisdiction in which such

Section 4.04 Indemnitee is organized or in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located or under the laws of any political subdivision or taxing authority of any such jurisdiction or location and for any withholding of taxes as such Section 4.04 Indemnitee shall determine are payable by, or withheld from, such Section 4.04 Indemnitee in respect of such amounts so paid to or on behalf of such Section 4.04 Indemnitee pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Section 4.04 Indemnitee pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by the Borrower or the respective Credit Party. The Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the Borrower) agrees to indemnify and hold harmless each Section 4.04 Indemnitee and reimburse such Section 4.04 Indemnitee upon its written request (which shall set forth the basis and calculation of such amount) for the amount of any Taxes so levied or imposed and paid by such Section 4.04 Indemnitee. Notwithstanding anything to the contrary in this Section 4.04(a), (i) any payments required to be made pursuant to this Section 4.04(a) to an Indirect Section 4.04 Indemnitee shall be made to the Related Pass Through Entity and (ii) any request for reimbursement pursuant to this Section 4.04(a) that is to be made by an Indirect Section 4.04 Indemnitee shall be made by the Related Pass Through Entity.

(b) The Administrative Agent and each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Aleris and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and is compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption from withholding under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver forms described in clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) in the case of the Administrative Agent and each such Lender, if a Lender or the Administrative Agent is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) establishing a complete exemption from United States withholding tax with respect to payments made to the Administrative Agent or the applicable Lender, as the case may be, under this Agreement and under any Note. In addition, the Administrative Agent and each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances or law renders the previous certification obsolete, invalid or inaccurate in any material respect, the Administrative Agent or such Lender will deliver to Aleris and the Administrative Agent two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, or Form W-8IMY (with respect to foreign intermediary or flow through entity), as the case may be, and such other forms and necessary attachments as may be required in order to confirm or establish the entitlement of such Person to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note, or the Administrative Agent and/or such Lender shall immediately notify Aleris and the Administrative Agent of its inability to deliver any such form or Section 4.04(b)(ii) Certificate, in which case the Administrative Agent and/or such Lender shall not be required to deliver any such new form or Section 4.04(b)(ii) Certificate pursuant to this Section 4.04(b). The Administrative Agent and each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (other than an Administrative Agent or Lender that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) agrees to deliver (with respect to itself only) to Aleris and the Administrative Agent, on or prior to the Effective Date or, in the case of such an Administrative Agent appointed after the Effective Date pursuant to Section 11.09 or a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 12.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and is compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or successor forms) certifying to such Person’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any other Credit Document. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold taxes imposed by the United States federal government (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of the Administrative Agent and/or any Lender, as the case may be, to the extent that the Administrative Agent and/or such Lender, as the case may be, has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to the Administrative Agent and/or a Lender, as the case may be, in respect of withholdings, income or similar taxes imposed by the United States federal government if (I) the Administrative Agent and/or such Lender, as the case may be, has not provided to the Borrower the U.S. Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to the Administrative Agent and/or a Lender, as the case may be, described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the Borrower) agree to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(c) If the Borrower pays any additional amount under this Section 4.04 to a Section 4.04 Indemnitee, and such Section 4.04 Indemnitee determines in its reasonable discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against (including, for the avoidance of doubt, any foreign tax credit), its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Section 4.04 Indemnitee shall pay to the Borrower an amount that the Section 4.04 Indemnitee shall, in its reasonable discretion, determine is equal to the net benefit, after tax, which was obtained by such Section 4.04 Indemnitee in such year as a consequence of such Tax Benefit; provided, however, that (i) any Section 4.04 Indemnitee may determine, in its sole discretion consistent with the policies of such Section 4.04 Indemnitee, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Section 4.04 Indemnitee as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Section 4.04 Indemnitee that otherwise would not have expired) of any Tax Benefit with respect to which such Section 4.04 Indemnitee has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Section 4.04 Indemnitee pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(c) shall require any Section 4.04 Indemnitee to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Section 4.04 Indemnitee shall be required to pay any amounts pursuant to this Section 4.04(c) at any time that a Default or an Event of Default exists.

SECTION 5. Conditions Precedent to Loans on the Borrowing Date. The obligation of each Lender to make Loans on the Borrowing Date is subject at the time of the making of such Loans to the satisfaction of the following conditions:

5.01 Execution of Agreement; Initial Notes. On or prior to the Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02 Opinions of Counsel. On the Borrowing Date, the Joint Lead Arrangers shall have received from (i) Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel to the Credit Parties, an opinion addressed to the Agents and each of the Lenders and dated the Borrowing Date covering the matters set forth in Exhibit D and (ii) from each of DLA Piper Rudnick Gray Cary US LLP, Bingham McCutchen LLP, Freeborn & Peters LLP, Andrews, Harrell, Mann, Carmin & Parker PC, Baker & Hostetler LLP and Knox McLaughlin Gornall & Sennett, P.C., special local counsel to the Credit Parties, an opinion addressed to the Agents and each of the Lenders and dated the Borrowing Date in form and substance reasonably satisfactory to the Joint Lead Arrangers.

5.03 Corporate Documents; Proceedings; etc.

(a) On the Borrowing Date, the Joint Lead Arrangers shall have received an Officers’ Certificate from each Credit Party, dated the Borrowing Date, substantially in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Joint Lead Arrangers.

(b) On the Borrowing Date, the Joint Lead Arrangers shall have received all corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Joint Lead Arrangers, and the Joint Lead Arrangers shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Joint Lead Arrangers may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, partnership, limited liability company or governmental authorities.

(c) On the Borrowing Date, the Joint Lead Arrangers shall have received a certificate, dated the Borrowing Date and signed on behalf of Aleris by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of Aleris, certifying on behalf of Aleris that all of the conditions in Sections 5.04, 5.05, 5.06, 5.07, 5.08 and 5.13 have been satisfied on such date.

5.04 Consummation of the Acquisitions.

(a) On the Borrowing Date, the European Acquisition shall have been (or simultaneously with the initial funding of the Loans shall be) consummated in all material respects in accordance with the European Acquisition Documents and all applicable laws. On the Borrowing Date, (i) the Joint Lead Arrangers shall have received true and correct copies of all European Acquisition Documents, certified as such by an appropriate officer of Aleris, (ii) each of the conditions precedent to the consummation of the European Acquisition as set forth in the European Acquisition Documents as originally in effect shall have been satisfied in all material respects, and not waived in a manner that is materially adverse to the Lenders except with the prior written consent of each Joint Lead Arranger, (iii) the European Acquisition Documents shall not have been amended in any way materially adverse to the Lenders without the prior written consent of each Joint Lead Arranger, and (iv) all European Acquisition Documents shall be in full force and effect.

(b) On the Borrowing Date, the Canadian Acquisition shall have been (or simultaneously with the initial funding of the Loans shall be) consummated in all material respects in accordance with the Canadian Acquisition Documents and all applicable laws. On the Borrowing Date, (i) the Joint Lead Arrangers shall have received true and correct copies of all Canadian Acquisition Documents, certified as such by an appropriate officer of Aleris, (ii) each of the conditions precedent to the consummation of the Canadian Acquisition as set forth in the Canadian Acquisition Documents shall have been satisfied in all material respects, and not waived in a manner that is materially adverse to the Lenders except with the prior written consent of each Joint Lead Arranger, (iii) the Canadian Acquisition Documents shall not have been amended in any way materially adverse to the Lenders without the prior written consent of each Joint Lead Arranger, and (iv) all Canadian Acquisition Documents shall be in full force and effect.

5.05 Senior Secured Term Loans, Revolving Loans, etc. On or prior to the Borrowing Date, the Borrower and its Subsidiaries shall receive gross cash proceeds from (x) the incurrence of Senior Secured Term Loans pursuant to the Term Credit Agreement in an aggregate amount equal to $650.0 million and (y) the incurrence of Revolving Loans pursuant to the ABL Credit Agreement in such aggregate amount as is needed, after giving effect to all other available sources of funds, to make payment owing on the Borrowing Date to effect the Transaction.

5.06 Tender Offer and Consent Solicitation; Existing Notes Defeasance.

(a) On or prior to the Borrowing Date, (i) Aleris shall have consummated separate tender offers and related consent solicitations with respect to each of the Existing Senior Unsecured Notes and the Existing Senior Secured Notes (each, a “Tender Offer and Consent Solicitation”), pursuant to which (x) Aleris shall have offered, subject to the terms and conditions contained in the Tender Offer and Consent Solicitation Materials, to purchase all of the outstanding Existing Senior Unsecured Notes and Existing Senior Secured Notes and (y) consents shall have been solicited to proposed amendments to each of the Existing Senior Unsecured Note Indenture and the Existing Senior Secured Note Indenture (the “Existing Note Indenture Amendments”) on terms and conditions set forth in the Tender Offer and Consent Solicitation Materials, (ii) the period of time for tendering for the Existing Senior Unsecured Notes and Existing Senior Secured Notes pursuant to each Tender Offer and Consent Solicitation shall have terminated, (iii) Aleris shall have received sufficient consents to authorize the execution and delivery of the Existing Note Indenture Amendments, (iv) Aleris and the respective trustees under the Existing Senior Unsecured Note Indenture and the Existing Senior Secured Note Indenture shall have duly executed and delivered the Existing Note Indenture Amendments and same shall have become effective in accordance with its terms and the terms of the Existing Senior Unsecured Note Indenture and the Existing Senior Secured Note Indenture, (v) Aleris shall have (or shall have caused to have been) purchased all of the Existing Senior Unsecured Notes and the Existing Senior Secured Notes validly tendered, and not theretofore withdrawn, pursuant to each Tender Offer and Consent Solicitation and (vi) the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the matters set forth above in this Section 5.06 have been satisfied as of the Borrowing Date.

(b) On or prior to the Borrowing Date, to the extent that less than 100% of the Existing Senior Secured Notes have been acquired pursuant to the Tender Offer and Consent Solicitation, Aleris shall have exercised the “covenant defeasance option” described in Section 8.1(b)(ii) of the Existing Senior Secured Note Indenture and each of the covenants described in such Section 8.1(b)(ii) shall have been defeased.

(c) On or prior to the Borrowing Date, to the extent that less than 100% of the Existing Senior Unsecured Notes have been acquired pursuant to the Tender Offer and Consent Solicitation, Aleris shall have exercised the option to defease the covenants in accordance with Section 9.03 of the Existing Senior Unsecured Note Indenture and each of the covenants described in such Section 9.03 shall have been defeased.

5.07 Refinancing, etc.

(a) On the Borrowing Date and prior to or concurrently with the incurrence of the Loans hereunder:

(i) all loans, interest and other amounts owing pursuant to the Existing Credit Agreement shall have been repaid or otherwise satisfied in full and all letters of credit issued thereunder shall have been terminated (or incorporated as letters of credit under the ABL Credit Agreement) and the Existing Credit Agreement and all guarantees and security documents with respect thereto shall have been terminated and be of no further force and effect;

(ii) the Administrative Agent shall have received (x) copies of releases of security interests in and Liens on the assets owned by Aleris and its Subsidiaries from the lenders and collateral agent or trustee in respect of the Existing Credit Agreement (including, without limitation, (I) proper termination statements (Form UCC-3 or the appropriate equivalent) designated as discharge for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to Aleris or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement and the documentation related thereto, (II) termination, discharge or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Aleris or any of its Subsidiaries on which filings have been made, and (III) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of Aleris or any of its Subsidiaries, in each case to secure the obligations in respect of the Existing Credit Agreement), all of which shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers, and (y) all collateral owned by Aleris or any of its Subsidiaries in the possession of any of the lenders in respect of the Existing Credit Agreement or any collateral agent or trustee under any related security document; and

(iii) the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 5.07(a) have been satisfied on such date.

(b) On the Borrowing Date, (i) Aleris shall have an aggregate amount of existing unrestricted cash and Cash Equivalents on hand which, when added to the aggregate principal amount of Initial Loans, Revolving Loans and Senior Secured Term Loans incurred, in each case on the Borrowing Date shall be sufficient to make all cash payments required to be made in connection with the Transaction and (ii) Excess Availability (as defined in the ABL Credit Agreement) shall be at least $200,000,000.

5.08 Adverse Change, Approvals. Nothing shall have occurred (and none of the Joint Lead Arrangers shall have become aware of any facts or conditions not previously known to any such Persons) which has had, or could reasonably be expected to have, a Corus Material Adverse Effect.

5.09 Subsidiary Guaranty. On the Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiary Guaranty in the form of Exhibit F (as amended, modified or supplemented from time to time, the “Subsidiary Guaranty”), guaranteeing all of the obligations of the Borrower as more fully provided therein, and the Subsidiary Guaranty shall be in full force and effect.

5.10 Financial Statements; Projections. On or prior to the Borrowing Date, the Joint Lead Arrangers shall have received true and correct copies of the historical and pro forma consolidated financial statements and the Projections referred to in Section 7.05.

5.11 Solvency Certificate; Insurance Certificates. On the Borrowing Date, the Joint Lead Arrangers shall have received:

(i) a solvency certificate from the chief financial officer of Aleris in the form of Exhibit G; and

(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of Aleris and its Subsidiaries, in form and substance reasonably satisfactory to the Joint Lead Arrangers.

5.12 Fees, etc. On the Borrowing Date, all costs, fees, expenses (including, without limitation, reasonable and invoiced legal fees and expenses) and other compensation contemplated hereby, payable to the Agents and the Lenders or otherwise payable in respect of the Transaction shall have been paid by the Borrower to the extent due and invoiced.

5.13 No Default; Representations and Warranties. At the time of such Borrowing and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Borrowing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.14 Notice of Borrowing. Prior to the making of the Loans, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The acceptance of the benefits of the proceeds of the Loans on the Borrowing Date shall constitute a representation and warranty by Aleris to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 5 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 6. [RESERVED].

SECTION 7. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, the Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and Notes and the making of the Loans, with the incurrence of the Loans on the Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Borrowing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01 Organizational Status. Each of Aleris and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) will conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any

Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Borrowing Date and which remain in full force and effect on the Borrowing Date and (y) other than with respect to the Credit Documents, those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect) or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect.

(a) (I) The audited aggregated IFRS accounts of the Acquired Business with reconciliation to GAAP for the fiscal years of the Acquired Business ended December 31, 2004 and December 31, 2005 and the unaudited aggregated IFRS accounts of the Acquired Business prepared on a comparable basis for the periods of the Acquired Business ended (x) between December 31, 2004 and March 31, 2005 and (y) ended between December 31, 2005 and March 31, 2006 with reconciliation to GAAP, in each case for such periods furnished to the Lenders prior to the Borrowing Date, present fairly in all material respects the consolidated financial position of the Acquired Business at the date of said financial statements and the consolidated results for the respective periods covered thereby, (II) the audited consolidated balance sheets of Aleris for its fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Aleris for such periods furnished to the Lenders prior to the Borrowing Date, present fairly in all material respects the consolidated financial position of Aleris at the date of said financial statements and the consolidated results for the respective periods covered thereby, and (III) the unaudited consolidated balance sheet of Aleris for its fiscal quarter ended March 31, 2006 and the related consolidated statements of income and cash flows and of Aleris for the three-month period ended on such date, furnished to the Lenders prior to the Borrowing Date, present fairly in all material respects the consolidated financial condition of Aleris and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with IFRS or GAAP, as applicable, consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes.

(b) Aleris has heretofore furnished to the Joint Lead Arrangers and to the Lenders its pro forma consolidated balance sheet as of March 31, 2006, prepared giving effect to the Transaction as if the same had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Confidential Information Memorandum (which assumptions are believed by Aleris to be reasonable at the time made available to the Lenders and as of the Effective Date), (ii) subject to the assumptions and qualifications described in the Confidential Information Memorandum, accurately reflects all adjustments necessary to give effect to the Transaction and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of March 31, 2006 as if the Transaction had occurred on such date.

(c) On and as of the Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including, without limitation, the Loans and the loans under the Credit Agreements) being issued, incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of Aleris and its Subsidiaries taken as a whole, and Aleris individually, as the case may be, will exceed its or their respective debts, (ii) each of Aleris and its Subsidiaries taken as a whole, and Aleris taken individually, as the case may be, has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) each of Aleris and its Subsidiaries taken as a whole, and Aleris individually, as the case may be, will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 7.05(c), “debt” shall mean any liability on a claim, and “claim” shall mean (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except for the Existing Letters of Credit (as defined in the ABL Credit Agreement) outstanding on the Borrowing Date or as disclosed in the financial statements delivered pursuant to Section 7.05(a), there were as of the Borrowing Date no liabilities or obligations with respect to Aleris or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due, but not including accounts payable, accrued liabilities incurred in the ordinary course of business and contractual obligations of a type not required to be disclosed in financial statements or footnotes thereto) which, either individually or in the aggregate, could reasonably be expected to be material to Aleris and its Subsidiaries taken as a whole.

(e) The Projections delivered to the Administrative Agent and the Lenders prior to the Borrowing Date have been prepared in good faith and are based on assumptions which were believed by management of Aleris to be reasonable when made. On the Borrowing Date, Aleris believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(f) Nothing has occurred which has had, or could reasonably be expected to have a Corus Material Adverse Effect.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Aleris, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Aleris in writing to the Administrative Agent or any Lender (including, without limitation, all factual information furnished by or on behalf of Aleris and its Subsidiaries contained in the Confidential Information Memorandum distributed to the Lenders prior to the Borrowing Date) for purposes of or in connection with the Transaction, this Agreement, the other Credit Documents is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Aleris in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans will be used by the Borrower to finance, in part, the cash payments required in connection with the Acquisitions and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

(b) No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments. Except as set forth in Schedule III, the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for material taxes of Aleris and its Subsidiaries, as applicable, for the periods covered thereby. The Borrower and each of its Subsidiaries has paid all material taxes and assessments payable by them, except for taxes contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim (“Proceeding”) now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries, other than Proceedings being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP or Local GAAP. Except as set forth in Schedule III, as of the Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into any written agreement or waiver or been requested to enter into any written agreement or waiver extending any statute of limitations relating to the payment or collection of any material taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

7.10 Compliance with ERISA.

(a) (i) Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service on which Aleris, its Subsidiaries or any ERISA Affiliate is entitled to rely other than with respect to the Commonwealth Industries, Inc. Cash Balance Plan; (iii) no Reportable Event has occurred; (iv) to the best knowledge of the Borrower no Multiemployer Plan is insolvent or in reorganization; which would result in liability to Aleris, any of its Subsidiaries or any ERISA Affiliate; (v) no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $100,000,000; (vi) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (vii) all contributions required to be made with respect to a Plan and each Multiemployer Plan have been timely made; (viii) neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(a), 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan other than as a result of entering into this Agreement; (ix) to the best knowledge of the Borrower, neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has incurred any liability to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204 or 4212 of ERISA or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Multiemployer Plan; (x) no condition exists which presents a risk to Aleris or any Subsidiary of Aleris or any ERISA Affiliate of incurring a liability to or on account of a Plan or to the best knowledge of the Borrower, Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; (xi) to the best knowledge of the Borrower, no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (xii) to the best knowledge of the Borrower, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan or Multiemployer Plan (other than (x) routine claims for benefits and (y) with respect to the Commonwealth Industries, Inc. Cash Balance Plan) is pending, expected or, to the best knowledge of the Borrower, threatened which is reasonably expected to result in a liability to Aleris or any of its Subsidiaries; (xiii) there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Aleris, any Subsidiary of Aleris or any ERISA Affiliate may be directly or indirectly liable; (xiv) neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has filed, or is considering filing, an application under the Internal Revenue Services’ Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan or Multiemployer Plan; (xv) neither Aleris nor any Subsidiary of Aleris nor any ERISA Affiliate has, using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, incurred any liability for the withdrawal of Aleris or any Subsidiary of Aleris or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan or received notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; and (xvi) no lien imposed under the Code or ERISA on the assets of Aleris or any Subsidiary of Aleris or any ERISA Affiliate exists or is likely to arise on account of any Plan or to the best knowledge of the Borrower, Multiemployer Plan; and (xvii) Aleris and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which would reasonably be expected to have a Material Adverse Effect except (with respect to any matter specified in clauses (a)(i), and (iii) through (xvi) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

(b) (i) Each Foreign Plan has been established, registered, qualified, invested and administered in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Plan have been made in accordance with applicable laws and the terms of such plan; (iii) neither Aleris nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Plan; (iv) all Foreign Plans which are funded or insured plans are funded or insured to the extent required by any applicable laws; and (v) there are no outstanding disputes pending or, to the best knowledge of Borrower, threatened, concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits), and no facts exist which could reasonably be expected to give rise to such a dispute except (with respect to any matter specified in clauses (b)(i) through (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

7.11 Properties. Each of Aleris and each of its Subsidiaries has good and indefeasible title to all Material Real Properties (and to all buildings, fixtures and improvements located thereon) owned by it, free and clear of all Liens, other than Permitted Liens.

7.12 Subsidiaries; etc. Aleris has no Subsidiaries other than those Subsidiaries listed on Schedule IV (which Schedule identifies the direct owners of each such Subsidiary on the Borrowing Date and their percentage ownership therein).

7.13 Compliance with Statutes, etc. Each of Aleris and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.14 Investment Company Act. Neither Aleris nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.15 Environmental Matters.

(a) Subject to subclause (b) hereof, (i) each of Aleris and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) are no pending or, to the knowledge of Aleris, threatened (in writing) Environmental Claims against Aleris or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Aleris or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries) and (iii) there are no facts, circumstances, conditions or occurrences (“Conditions”) with respect to the business or operations of Aleris or any of its Subsidiaries, or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries) that would be reasonably expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or the transferability of any Real Property owned, leased or operated by Aleris or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Section 7.15, the representations and warranties made in this Section 7.15 shall be untrue only if the effect of any or all Conditions, Environmental Claims and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16 Employment and Labor Relations. Neither Aleris nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris, threatened against Aleris or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Aleris or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to Aleris’ knowledge, threatened in writing against Aleris or any of its Subsidiaries and (v) no wage and hour department investigation has been made of Aleris or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

7.17 Intellectual Property, etc. Each of Aleris and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.18 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness (including contingent obligations) of Aleris and its Subsidiaries as of the Borrowing Date (but excluding the Obligations, any Existing Notes and the Credit Agreements, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Indebtedness.

7.19 Insurance. Schedule V sets forth a true and complete listing of all insurance maintained by Aleris and its Subsidiaries as of the Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 8. Affirmative Covenants. Each Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 12.13 (and similar indemnities described in the other Credit Documents, in each case) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. Aleris will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, (i) the consolidated balance sheet of Aleris and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter (which financial statements shall also include information solely with respect to Aleris, its Subsidiaries that are Credit Parties and its Subsidiaries which are not Credit Parties on a condensed, consolidating basis, each in such detail as reasonably deemed necessary by the Administrative Agent in its discretion), in each case setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year and comparable budgeted figures for such Fiscal Quarter as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by a Financial Officer of Aleris that they fairly present in all material respects in accordance with GAAP the financial condition of Aleris and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided, however, that for any Fiscal Quarter for which Aleris has filed a Form 10-Q Report with the Securities and Exchange Commission, the furnishing of the Aleris’ Form 10-Q Report filed with the Securities and Exchange Commission for such quarterly accounting period (or, to the extent same is publicly available via the Security and Exchange Commission’s “EDGAR” filing system, written notification of the filing thereof accompanied by the certifications required to be made by a Financial Officer of Aleris as set forth above, shall satisfy the requirements of subclause (i) and (ii) of this Section 8.01(a). In addition, upon the reasonable request of the Administrative Agent, the Credit Parties shall provide to the Administrative Agent the financial statements set forth above of Aleris and its Subsidiaries on a consolidating basis.

(b) Annual Financial Statements. Within 90 days after the close of each Fiscal Year, (i) the consolidated balance sheet of Aleris and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Year (which financial statements shall also include information solely with respect to Aleris, its Subsidiaries that are Credit Parties and its Subsidiaries which are not Credit Parties on a condensed, consolidating basis, each in such detail as reasonably deemed necessary by the Administrative Agent in its discretion) setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Aleris and its Subsidiaries, which audit was conducted in accordance with GAAP (and made without qualification or expression of uncertainty, in each case as to going concern and without any other material qualification) and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided, however, that for any Fiscal Year for which Aleris has filed a Form 10-K Report with the Securities and Exchange Commission and so long as such 10-K Report contains an opinion meeting the certification requirements of subclause (i), the furnishing of the Aleris’ Form 10-K Report filed with the Securities and Exchange Commission for such quarterly accounting period (or, to the extent same is publicly available via the Security and Exchange Commission’s “EDGAR” filing system, written notification of the filing thereof, shall satisfy the requirements of subclause (i) and (ii) of this Section 8.01(b). In addition, upon the reasonable request of the Administrative Agent, the Credit Parties shall provide to the Administrative Agent the financial statements set forth above of Aleris and its Subsidiaries on a consolidating basis.

(c) Management Letters. Within 15 days after Aleris or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than the last day of the first Fiscal Quarter each Fiscal Year, (i) a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Aleris and its Subsidiaries on a consolidated basis) for each of the fiscal months of such Fiscal Year prepared in detail and (ii) a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Aleris and its Subsidiaries on a consolidated basis) for each succeeding Fiscal Year through the Final Maturity Date prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based and a statement by a Financial Officer of Aleris to the effect that the budget, when prepared, was a reasonable estimate for the periods covered thereby.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b) (or, if earlier, the filing of the 10-Q Report or the 10-K Report), a compliance certificate from a Financial Officer of Aleris in the form of Exhibit H certifying on behalf of Aleris that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, as the case may be.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within ten days after any senior officer (including any Financial Officer) of Aleris or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Aleris or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof (or, to the extent same is publicly available via the Security and Exchange Commission’s “EDGAR” filing system, written notification of the filing thereof) copies of all financial information, proxy materials and reports, if any, which Aleris or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto or deliver to holders (or any trustee, agent or other representative therefor) of Indebtedness pursuant to the terms of the documentation governing such Indebtedness.

(h) Environmental Matters. Promptly after any senior officer (including any Financial Officer) of Aleris or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Aleris or any of its Subsidiaries or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Aleris or any of its Subsidiaries that (a) results in noncompliance by Aleris or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or transferability of any such Real Property; and

(iii) the taking of any Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Aleris or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or Remedial Action and Aleris’ or such Subsidiary’s response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Aleris or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02 Books, Records and Inspections; Annual Meetings.

(a) Aleris will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of consolidated financial statements of Aleris in accordance with GAAP and which conform in all material respects to all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Aleris will, and will cause each of its Subsidiaries to, permit the Administrative Agent or its agents to enter upon the premises of Aleris or any of its respective Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all upon the occurrence and during the continuance of an Event of Default, for the purposes of discussing the affairs, finances, accounts and business of Aleris or such Subsidiary with any officers, employees, directors or independent auditors of Aleris or such Subsidiary.

(b) Upon the request of the Administrative Agent during each Fiscal Year of Aleris, Aleris will hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of Aleris and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year.

8.03 Maintenance of Property; Insurance. Aleris will, and will cause each of its Subsidiaries to, (i) keep all tangible property necessary to the business of Aleris and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Aleris and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

8.04 Existence; Franchises. Aleris will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall (i) prevent sales of assets and other transactions by Aleris or any of its Subsidiaries in accordance with Section 9.02, (ii) prevent the withdrawal by Aleris or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) require the preservation of any such right, franchise, license, permit, copyright, trademark or patent to the extent that the lapse thereof, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (iv) prevent the liquidation or winding up of any Subsidiary of Aleris which is not a Credit Party and which is not material or necessary for the business of Aleris and its Subsidiaries if such liquidation or winding up of such Person could not reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. Aleris will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. Aleris will (i) comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of its Real Property now or hereafter owned, leased or operated by Aleris or any of its Subsidiaries, (ii) will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and (iii) will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws, in each case except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.07 ERISA.

(a) As soon as possible and, in any event, within ten (10) Business Days after any senior officer of Aleris, any Subsidiary of Aleris or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Aleris will deliver to each of the Lenders a certificate of the chief financial officer of Aleris setting forth the full details as to such occurrence and the action, if any, that Aleris, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Aleris, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or Plan participants and any notices received by Aleris, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, with respect thereto: (i) that a Reportable Event has occurred (except to the extent that Aleris has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days except where the advance reporting requirement is waived by

PBGC under regulations or otherwise by the PBGC; (ii) that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or to the best knowledge of the Borrower, a Multiemployer Plan; (iii) except as would not result in any material liability that any contribution required to be made with respect to a Plan or Foreign Plan has not been timely made or made within thirty (30) days of the due date; (iv) that a Plan or, to the best knowledge of the Borrower, Multiemployer Plan has been or may be subject to a distress termination, be reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability which when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans exceeds $100,000,000; (vi) to the best knowledge of the Borrower, that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (vii) to the best knowledge of the Borrower, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution from Aleris, any Subsidiary of Aleris or any ERISA Affiliate to a Multiemployer Plan; (viii) that Aleris, any Subsidiary of Aleris or any ERISA Affiliate will be liable in a material amount for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; (ix) that Aleris, any Subsidiary of Aleris or any ERISA Affiliate will or may reasonably be expected to, incur any material liability to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code other than as a result of entering into this Agreement; or (x) that Aleris or any Subsidiary of Aleris may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Plan as a result of termination of a plant or division or other than in existence or reasonably anticipated at the time of entering into this Agreement. Aleris will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. At the reasonable request of the Administrative Agent, Aleris will also deliver to each of the Lenders a complete copy of the most recently filed annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any material record, documents or other information required to be furnished to the PBGC, and any material notices received from the PBGC by Aleris, any Subsidiary of Aleris or any ERISA Affiliate with respect to any Plan that is subject to Title IV of ERISA or received from any plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Lenders no later than twenty (20) days after the date such material records, documents and/or information has been furnished to the PBGC or such notice has been received from the PBGC by Aleris, the Subsidiary or the ERISA Affiliate, as applicable.

(b) Aleris and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

(c) As soon as possible, and in any event within 10 Business Days after any senior officer of Aleris, or any Subsidiary of Aleris, knows or has reason to know of the occurrence of any of the following, Aleris will deliver to each of the Lenders a certificate of the chief financial officer of Aleris setting forth the full details as to such occurrence and the action, if any, that Aleris or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given or filed by Aleris, any such Subsidiary, or the applicable Foreign Pension Plan administrator to or with any government agency: (i) the providing of notice of intent to wind-up a Foreign Pension Plan; (ii) the institution by any government agency of proceedings to wind-up a Foreign Pension Plan; (iii) any event or condition which is reasonably likely to constitute grounds under applicable pension legislation for the wind-up of, or the appointment of the administrator to administer any Foreign Pension Plan; (iv) except as would not result in any material liability, that any contribution required to be made with respect to a Foreign Plan has not been timely made; or (v) except as would not result in any material liability, notice by any governmental agency of any income tax deficiency or delinquency, penalty, audit or investigation with respect to any Foreign Plan; provided (with respect to any matter specified in clauses (c)(i) through (c)(v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.08 End of Fiscal Years; Fiscal Quarters. Aleris will cause its and each of its Subsidiaries’ (x) Fiscal Years to end on December 31, and (y) Fiscal Quarters to end on March 31, June 30, September 30 and December 31, except such changes as are agreed in writing by the Administrative Agent.

8.09 Performance of Obligations. Aleris will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis; provided that none of the Borrower or any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12 New Subsidiaries; Additional Security; Further Assurances; etc. Aleris will cause each Wholly Owned Domestic Subsidiary established, created or acquired after the Borrowing Date to execute and deliver to the Administrative Agent a counterpart of the Subsidiary Guaranty (or a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent), and (ii) execute and deliver all other relevant documentation (including opinions of counsel, resolutions and officers’ certificates) of the type described in Section 5 as such new Subsidiary would have had to deliver if it were a Credit Party on the Borrowing Date. The Borrower agrees that each action required by this Section 8.12 shall be completed as soon as possible, but in no event later than 30 days after such action is required to be taken or is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be (or such longer time period as may be agreed to by the requesting party); provided that, in no event will Aleris or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.

8.13 Take-Out Financing.

(a) Upon request (a “Request”) from the Take-Out Banks made at any time after 90 days after the Closing Date and prior to the Conversion Date, the Borrower shall take all reasonable actions necessary or desirable, to the extent within its power, so that the Take-Out Banks can, as soon as practicable after such Request, publicly offer or privately place senior debt securities of the Borrower (the “Debt Securities”) (the “Initial Request Date”). Upon notice by the Take-Out Banks (a “Take-Out Securities Notice”), at any time and from time to time following the Initial Request Date, the Borrower will issue and sell Debt Securities upon such terms and conditions as specified in the Take-Out Securities Notice; provided, however, that for either a Request or a Take-Out Securities Notice (i) fixed interest rates shall be determined by the Take-Out Banks in light of the then prevailing market conditions, but in no event shall the cash interest rate on the Debt Securities exceed 10% per annum for Debt Securities sold before 180 days from the Closing Date or 11% per annum thereafter; (ii) the maturity of any Debt Securities shall not be earlier than six months after the scheduled maturity of the Term Credit Agreement (as in effect on the Closing Date); (iii) the Debt Securities will contain such terms, conditions and covenants as are customary for similar high yield financings and as are satisfactory in all respects to the Take-Out Banks and the Borrower and shall be issued pursuant to DBCI’s customary form of purchase agreement or underwriting agreement, as the case may be; (iv) up to the U.S. dollar equivalent of €300 million of the Debt Securities may be in the form of Euro-denominated securities; and (v) all other arrangements with respect to the Debt Securities shall be reasonably satisfactory in all respects to the Take-Out Banks and the Borrower in light of the then prevailing market conditions. The foregoing shall not limit the ability of the Borrower to refinance the Loans by other means. The interest rates set forth in clause (i) above relating to the Debt Securities shall (a) if, at any time prior to the issuance of the Debt Securities, the Loans, the Debt Securities or other unsecured senior long-term debt obligations of the Borrower (that do not have any credit support by any party other than the Borrower and its Subsidiaries) have not received (1) a rating of better than CCC+ by Standard & Poor’s, increase by 25 basis points, and (2) a rating of better than Caa1 by Moody’s Investors Service, Inc., increase by 25 basis points, and (b) increase by 25 basis points if the Borrower has refinanced a portion of the Loans with the proceeds of the Term Credit Agreement and the proceeds of Debt Securities and 30 days has elapsed since the latter refinancing.

(b) In addition, the Borrower covenants and agrees to use its reasonable best efforts to assist the Take-Out Banks in marketing the Debt Securities to refinance the Loans, including, without limitation, preparing an offering memorandum relating thereto, making senior management of the Borrower and other representatives of the Borrower available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Take-Out Banks shall reasonably request during the course of such marketing process.

8.14 Change of Control.

(a) Upon a Change of Control, the Borrower shall prepay each Lender’s Loans and Notes, without any premium, plus accrued and unpaid interest, if any, to the date of prepayment in accordance with the terms contemplated in this Section 8.14.

(b) Prior to complying with the provisions of this Section 8.14, but in any event within 30 days before or after a Change of Control, the Borrower shall either repay all outstanding Indebtedness under the Credit Agreements or obtain the requisite consents, if any, under the Credit Agreements necessary to permit the prepayment of the Loans and Notes required by this Section 8.14, provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of the Borrower pursuant to Section 8.14(a).

(c) The Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repayment of the Loans pursuant to a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 8.14, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Section 8.14 by virtue thereof.

8.15 Existing Senior Secured Note Indenture Discharge. On or prior to October 15, 2006, (i) Aleris shall discharge the Existing Senior Secured Note Indenture in accordance with Section 8.1(a) thereof, (ii) all guarantees and security documents with respect to the Existing Senior Secured Notes shall have been terminated and be of no further force and effect, and (iii) the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 8.15 have been satisfied on such date.

8.16 Exchange Notes.

(a) The Borrower shall, as promptly as practicable after being requested to do so by the Lenders at any time on or after the Initial Maturity Date, (i) select a bank or trust company reasonably acceptable to the Lenders to act as Exchange Notes Trustee, (ii) enter into the Exchange Notes Indenture and the Registration Rights Agreement and (iii) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Documents and the Registration Rights Agreement referred to in clause (ii) above).

(b) The Borrower will, on the fifth Business Day following the written request (the “Exchange Request”) of any Lender (or beneficial owner of a portion thereof):

(i) execute and deliver, cause each other Credit Party to execute and deliver, and cause the Exchange Notes Trustee to execute and deliver, the Exchange Notes Indenture if such Exchange Notes Indenture has not previously been executed and delivered; and

(ii) execute and deliver to such Lender or beneficial owner in accordance with the Exchange Notes Indenture any Exchange Notes bearing interest as set forth therein in exchange for such Loan dated the date of the issuance of such Exchange Notes, payable to the order of such Lender or owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged.

The Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section 8.16 which shall (a) be at least (i) $50,000,000 and integral multiples of $1,000,000 in excess thereof, with respect to an exchange for Dollar Loans or (ii) €50,000,000 and integral multiples of €1,000,000 in excess thereof, with respect to an exchange for Euro Loans, or in either case the entire remaining aggregate principal amount of the Loans of such Lender. Loans delivered to the Borrower under this Section 8.16 in exchange for Exchange Notes shall be canceled by the Borrower, and the corresponding amount of the Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Notes Indenture.

The Exchange Notes Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

(c) If Exchange Notes are issued pursuant to the terms hereof, (i) such Exchange Notes shall bear interest as set forth in Exhibit J and (ii) the holders of such Exchange Notes shall have the registration rights with respect to such Exchange Notes described in Exhibit K.

SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and the Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 12.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Liens.

(a) The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) upon any property or assets of the Borrower or any of the Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, which Lien is securing any Indebtedness.

(b) Notwithstanding the foregoing, the Borrower may incur or cause or permit the incurrence of any such Lien with respect to any such property or assets, if contemporaneously with the incurrence of such Liens effective provision is made to secure the Loans and the Subsidiary Guaranties or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guaranty of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

9.02 Merger, Consolidation and Sale of Assets, etc.

(a) The Borrower will not, in a single transaction or series of related transactions, consolidate with, or merge with or into, any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Borrower shall be the surviving or continuing corporation; or

(b) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment,

transfer, lease, conveyance or other disposition such properties and assets of the Borrower and of the Borrower’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by joinder agreement (in form and substance satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual payment of the principal of, and premium, if any, and interest on all of each series of the Loans and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed;

(2) immediately after giving effect to such transaction and, if applicable, the assumption by the Surviving Entity contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Borrower or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to Section 9.04(a);

(3) immediately after giving effect to such transaction and, if applicable, the assumption by the Surviving Entity contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Borrower or the Surviving Entity, as the case may be, shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a joinder agreement is required in connection with such transaction, such joinder agreement complies with the applicable provisions of this Agreement.

(b) For purposes of this Section 9.02, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, in a single or a series of related transactions, which properties and assets, if held by the Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the Loans with the same effect as if such surviving entity had been named as such.

Any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower, and the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction, in each case without complying with Sections 9.02(a)(1), (2) and (3); and, in the case of a Restricted Subsidiary that merges into the Borrower, the Borrower will not be required to comply with Section 9.02(a)(4).

In addition, to the extent that a Subsidiary Guarantor is not released in accordance with the provisions of this Agreement, the Borrower will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Borrower or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor unless immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and:

(1) (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Administrative Agent in form reasonably satisfactory to the Administrative Agent, all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty; and (b) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such condition, merger or transfer and such joinder agreement (if any) comply with this Agreement; or

(2) the transaction is made in compliance with the Section 9.05.

9.03 Restricted Payments.

(a) Prior to the Conversion Date, the Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of the Borrower’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Borrower or in options, warrants or other rights to purchase such Capital Stock of the Borrower);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower;

(3) make any principal payment on, or purchase, repurchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the payment on, or purchase, repurchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment on, or purchase, repurchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement); or

(4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”).

(b) From and after the Conversion Date, the Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment,

(i) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom); or

(ii) the Borrower is not able to incur at least $1.00 of additional Indebtedness pursuant to Section 9.04(a); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Closing Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Borrower) would exceed the sum of

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Borrower for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the fiscal quarter in which the Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence; plus

(w) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to the Closing Date of Qualified Capital Stock of the Borrower or warrants, options or other rights to acquire Qualified Capital Stock of the Borrower (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any equity contribution received by the Borrower in respect to its Capital Stock subsequent to the Closing Date (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from an Equity Offering to the extent used to prepay the Loans in compliance with Section 4.02); plus

(y) the amount by which Indebtedness of the Borrower or any of the Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date of any Indebtedness of the Borrower or any of the Restricted Subsidiaries convertible or exchangeable for Qualified Capital Stock of the Borrower (less the amount of any cash, or the fair market value of any property, distributed by the Borrower upon such conversion or exchange); plus

(z) without duplication, the sum of:

(1) the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any of the Restricted Subsidiaries in any Person subsequent to the Closing Date resulting from repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investments to an unaffiliated purchaser or repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person;

(2) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of all such Investments made subsequent to the Closing Date in such Unrestricted Subsidiary; and

(3) amounts returned in cash or with respect to such Investments made subsequent to the Closing Date through interest payments, dividends or other similar distributions;

which amount in each case under this clause (z) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (z) to the extent it is already included in Consolidated Net Income.

(c) Notwithstanding the foregoing, the provisions set forth in Section 9.03(a) and (b) do not prohibit:

(1) after the Conversion Date, any purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement of Capital Stock, Disqualified Capital Stock or Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Capital Stock of the Borrower (other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (i) such purchase, repurchase, redemption, defeasance, acquisition, cancellation or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (ii) the net cash proceeds from such sale of Capital Stock will be excluded from Section 9.03(b)(iii)(w) and 9.03(b)(iii)(x);

(2) after the Conversion Date, any purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale or incurrence of, Subordinated Indebtedness of the Borrower or any purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement of Subordinated Indebtedness or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale or incurrence of, Subordinated Indebtedness of any Subsidiary Guarantor that, in each case, is permitted to be incurred pursuant to Section 9.04 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition, cancellation or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement of Disqualified Capital Stock or Subordinated Indebtedness of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 9.04 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition, cancellation or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) after the Conversion Date, so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor from Net Sale Proceeds to the extent permitted under Section 9.05; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5) after the Conversion Date, dividends paid within 60 days after the declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing,

(a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Borrower or any Restricted Subsidiary or any parent of the Borrower held by any existing or former directors, employees or management of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year; provided, further, that to the extent that any portion of the $5.0 million annual limit on such redemptions or repurchases is not utilized in any year, such unused portion will be available in the immediately subsequent year to repurchase that portion of a restricted stock award which is sold by an employee to satisfy any then current tax due with respect to such award; provided, however, that such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

(b) loans or advances to employees or directors of the Borrower or any Subsidiary of the Borrower, in each case as permitted by applicable law, the proceeds of which are used to purchase Capital Stock of the Borrower, in an aggregate amount not in excess of $8.0 million at any one time outstanding; provided, however, that such loans or advances will be included in subsequent calculations of the amount of Restricted Payments; and

(c) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in subsequent calculations of the amount of Restricted Payments; and

(8) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of any Subordinated Indebtedness of the Borrower or any Subsidiary of the Borrower (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 8.14 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 9.05; provided that prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement, the Borrower has complied with Section 8.14; and

(9) after the Conversion Date, Restricted Payments in an amount not to exceed $75.0 million; provided, however, that such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset or assets, as the case may be, or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment or any cash net proceeds received by the Borrower shall be its face amount and any non-cash Restricted Payment or non-cash net proceeds received by the Borrower shall be determined conclusively by the Board of Directors of the Borrower acting in good faith whose resolution with respect thereto shall be delivered to the Administrative Agent, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Borrower to exceed $50.0 million. Not later than the date of making any Restricted Payment pursuant to Section 9.03(b), the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 9.03 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

9.04 Indebtedness.

(a) (i) Prior to the Conversion Date, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness.

(ii) After the Conversion Date, the Borrower will not, and will not permit any of the Restricted Subsidiaries to incur any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect to, the incurrence of such Indebtedness, the Borrower or any of the Restricted Subsidiaries that is or, upon such incurrence, becomes a Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary that is not or will not, upon such incurrence, become a Subsidiary Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Coverage Ratio of the Borrower would have been at least 2.0 to 1.0.

(iii) The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Loans or the applicable Subsidiary Guaranty, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrower or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(b) Section 9.04(a) will not prohibit the incurrence of the following Indebtedness:

(1) Indebtedness of the Borrower and its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities and the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount (outstanding on the date of the respective incurrence) up to the greatest of (A) the Borrowing Base plus the aggregate principal amount of the Term Credit Agreement borrowed on the Closing Date, (B) $1,500 million less (in the case of this Section 9.04(b)) all prepayments of principal thereof with the Net Sale Proceeds of any Asset Sale pursuant to Section 4.02(c) permanently reducing the commitments thereunder and (C) the product of (i) 2.25 and (ii) Consolidated EBITDA (calculated in accordance with the definition of “Consolidated Coverage Ratio”);

(2) guarantees by the Borrower, Subsidiary Guarantors and Foreign Subsidiaries (or any of them) of Indebtedness incurred in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness of the Borrower or of a Subsidiary Guarantor, as the case may be, then the related guarantee shall be subordinated in right of payment to the Subsidiary Guaranty;

(3) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans; or

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Borrower or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guaranty of such Subsidiary Guarantor; and

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Borrower or a Restricted Subsidiary (other than a Receivables Entity); or

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Restricted Subsidiary (other than a Receivables Entity);

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Loans and the Subsidiary Guaranties on the Closing Date, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9), (10), (11) and (12)) outstanding on the Closing Date and (c) any Refinancing Indebtedness incurred in respect of any Indebtedness described in this clause (4) or clause (5) or incurred pursuant to Section 9.04(a);

(5) Indebtedness of a Person incurred and outstanding on the date on which such Person was acquired by the Borrower or a Restricted Subsidiary and became a Restricted Subsidiary or part of a Restricted Subsidiary or the Borrower or merged, consolidated, amalgamated or liquidated with or into a Restricted Subsidiary or the Borrower (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary or merged, consolidated, amalgamated or liquidated with or into a Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Borrower, (x) in the event that the Borrower’s general unsecured corporate credit (that does not have any credit support by any party other than the Borrower and its Subsidiaries) is then rated at least B3 (stable) by Moody’s Investors Service, Inc. and B- (stable) by Standard & Poor’s Ratings Services, the Borrower’s Consolidated Coverage Ratio would be increased after giving effect to the incurrence of such Indebtedness pursuant to this clause (5) and neither Moody’s Investors Service, Inc. nor Standard & Poor’s Ratings Services shall have announced a downgrading or a review indicating a potential downgrading of either such rating, (y) otherwise, the Borrower would have been able to incur $1.00 of additional Indebtedness pursuant to Section 9.04(a) after giving effect to the incurrence of such Indebtedness pursuant to this clause (5);

(6) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements, Commodity Agreements and Interest Rate Agreements, such agreements are entered into for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower) and substantially correspond (in case of Interest Rate Agreements) in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Borrower or its Restricted Subsidiaries incurred without violation of this Agreement;

(7) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, real property financings, conditional sale obligations, obligations under title retention agreements or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price, leasing, or cost of acquisition, construction, development or improvement of property or assets used in the business of the Borrower or such Restricted Subsidiary, in an aggregate principal amount not to exceed (x) prior to the Conversion Date, $50.0 million and (y) thereafter, the greater of $50.0 million or 3% of Consolidated Net Tangible Assets at any time outstanding;

(8) Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds, bankers’ acceptances, and completion guarantees provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, but only to the extent that the maximum aggregate liability in respect of all such Indebtedness does not exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(11) Indebtedness of Foreign Subsidiaries incurred for working capital financing in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (11) and then outstanding, will not exceed $75.0 million at any one time outstanding; and

(12) in addition to the items referred to in clauses (1) through (11) above, Indebtedness of the Borrower and the Subsidiary Guarantors in an aggregate outstanding principal amount which when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (12) and then outstanding, will not exceed $100.0 million at any time outstanding.

(c) The Borrower will not incur any Indebtedness under Section 9.04(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of the Borrower unless such Indebtedness will be subordinated to the Loans to at least the same extent as such Subordinated Indebtedness. No Subsidiary Guarantor will incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty to at least the same extent as such Subordinated Indebtedness. No Restricted Subsidiary other than a Subsidiary Guarantor may incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Borrower.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 9.04:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 9.04(a) and (b), the Borrower, in its sole discretion, will classify (or later reclassify) all or any portion of such item of Indebtedness and only be required to include the amount (or portion thereof) and type of such Indebtedness in one of such Sections;

(2) all Indebtedness outstanding on the date of this Agreement under the Credit Agreements shall be deemed initially incurred on the Closing Date under Section 9.04(b)(1) and not paragraph Section 9.04(a) or Section 9.04(b)(4);

(3) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to Section 9.04(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Capital Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 9.04 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.04 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 9.04. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f) In addition, the Borrower will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness or issue any shares of Disqualified Capital Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 9.04, the Borrower shall be in Default of this Section 9.04).

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 9.04, the maximum amount of Indebtedness that the Borrower may incur pursuant to this Section 9.04 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing. Upon the incurrence of any Indebtedness pursuant to Section 9.04(b)(1)(A) or 9.04(b)(1)(C) when amounts calculated pursuant to such clause exceed the amount in Section 9.04(b)(1)(B), the then difference between the amount of such Indebtedness and the amounts calculated pursuant to such Section 9.04(b)(1)(B) shall remain available for borrowings under revolving credit loans.

9.05 Asset Sales.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the assets subject to such Asset Sale; and

(2) at least 75% of the consideration received by the Borrower or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents or Additional Assets, or any combination of the foregoing; and for purposes of this Section 9.05, the term cash shall include the following: without duplication, (i) the amount of any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Subsidiary Guaranty of a Subsidiary Guarantor) and Indebtedness in each case that are assumed by the transferee of any such assets; (ii) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the Asset Sale which are promptly converted (including by way of sale or exchange) within 30 days of receipt) by the Borrower or such Restricted Subsidiary into cash; and (iii) any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii), not to exceed (x) prior to the Conversion Date, $25.0 million and (y) thereafter $50.0 million, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith for any such transaction, in excess of $20.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower; and

(3) in the event such Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith for any such transaction, in excess of $50.0 million, the Borrower has received a written opinion from an Independent Financial Advisor that such Asset Swap is fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.

9.06 Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (each an “Affiliate Transaction”), other than (x) Affiliate Transactions excluded from the application of this Section 9.06 as set forth in paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower or such Restricted Subsidiary which, in the case of any one or series of related transactions involving aggregate consideration in excess of $2.0 million, shall be evidenced by a certificate of an officer of the Borrower.

An Affiliate Transaction involving aggregate consideration in excess of $5.0 million shall be approved by the Board of Directors of the Borrower or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If an Affiliate Transaction involves aggregate consideration in excess of $20.0 million, the Borrower or such Restricted Subsidiary, as the case may be, shall, prior to or contemporaneous with the consummation thereof, obtain an opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b) The restrictions and the Board of Directors’ approval and fairness opinion requirements set forth in Section 9.06(a) shall not apply to:

(1) the payment of fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary;

(2) transactions between or among the Borrower and any one or more of the Restricted Subsidiaries (other than a Receivables Entity) or between or among Restricted Subsidiaries (other than a Receivables Entity) including any Person (not an Affiliate) that becomes a Restricted Subsidiary as a result of such transaction;

(3) the performance of obligations of the Borrower or any Restricted Subsidiary under the terms of any agreement that is in effect as of or on the Closing Date or any amendment,

modification, supplement, extension or renewal, from time to time, thereto or any transaction contemplated thereby (including pursuant to any amendment, modification, supplement, extension or renewal, from time to time, thereto) in any replacement agreement thereto, so long as any such amendment, modification, supplement, extension or renewal, or replacement agreement, is not more disadvantageous to the Lenders in any material respect than the agreements in effect on the Closing Date;

(4) Restricted Payments permitted by this Agreement;

(5) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(6) any issuances of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation plans, participations plans or similar employee benefit plans or indemnity, or any combination of the foregoing, provided on behalf of officers and employees approved by the Board of Directors of the Borrower;

(7) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries, in each case to the extent not prohibited by applicable law, but in any event not to exceed $8.0 million in the aggregate outstanding at any one time with respect to all such loans and advances made since the Closing Date;

(8) guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, in accordance with Section 9.04; and

(9) any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors for not in excess of fair market value.

9.07 [RESERVED].

9.08 Limitation on Certain Restrictions on Subsidiaries.

(a) The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Borrower or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Borrower or any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary,

except in each case for such encumbrances or restrictions arising or existing under, pursuant to, or by reason of any of the following:

(i) applicable law, rule, regulation or order (including the requirements of any governmental license, permit or concession);

(ii) this Agreement, the Loans and the Subsidiary Guaranties;

(iii) in the case of clause (3) of paragraph (a) of this Section 9.08, (i) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject thereto or the assignment or transfer of any such lease, license or other contract, (ii) mortgages, deeds of trust, pledges or other security agreements, the entry into which does not result in a Default, securing Indebtedness of the Borrower or a Restricted Subsidiary, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security agreements, or (iii) customary provisions restricting dispositions of real property interests set forth in any reciprocal easements of the Borrower or any Restricted Subsidiary;

(iv) any agreement relating to Acquired Indebtedness or acquired Capital Stock, which is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired, the properties or assets or Capital Stock of the Person so acquired;

(v) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date;

(vi) the Credit Agreements or an agreement governing any other Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are not less favorable in any material respect, taken as a whole, than the provisions contained in the Credit Agreements as in effect on the Closing Date;

(vii) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(viii) any agreement to, directly or indirectly, sell or otherwise dispose of assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(ix) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(x) (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under this Agreement, in each case, which impose encumbrances or restrictions of the nature described in clause (3) of paragraph (a) of this Section 9.08 on the property so acquired;

(xi) any Purchase Money Loan or other Indebtedness or contractual requirement incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Borrower, are necessary to effect such Qualified Receivables Transaction;

(xii) encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred pursuant to Section 9.04(b)(7);

(xiii) Indebtedness of Foreign Subsidiaries permitted to be incurred under this Agreement;

(xiv) loans or related agreements entered into in connection with the incurrence of industrial revenue or similar bonds permitted to be incurred under this Agreement;

(xv) net worth provisions in leases and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; and

(xvi) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (ii), (iv), (v), (vi) and (vii) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Borrower in any material respect as determined by the Board of Directors of the Borrower in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (ii), (iv), (v), (vi) and (vii).

9.09 Business. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage in any businesses other than a Related Business.

9.10 Payment for Consent. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid or is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest or Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants. Aleris or any of its Subsidiaries shall (i) default in the due performance or observance by it of Section 8.14 or (ii) default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Section 8.14, Section 10.01 and 10.02) and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04 Default Under Other Agreements. (i) Aleris or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause any such Indebtedness to become due prior to its stated maturity, (ii) any Indebtedness (other than the Obligations) of Aleris or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $20,000,000, or (iii) there occurs under any Interest Rate Agreement or Other Hedging Agreement an Early Termination Date (as defined in such agreement) resulting from (A) any event of default under such Interest Rate Agreement or Other Hedging Agreement as to which any Credit Party is the Defaulting Party (as defined in such Interest Rate Agreement or Other Hedging Agreement) or (B) any Termination Event (as so defined) as to which any Credit Party is an Affected Party (as so defined), and, in either event, the termination value owed by a Credit Party as a result thereof is greater than $20,000,000; or

10.05 Bankruptcy, etc. Aleris or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Aleris or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Aleris or any of its Subsidiaries, or Aleris or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, bankruptcy or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Aleris or any of its Subsidiaries, or there is commenced against Aleris or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Aleris or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order sought in or approving any such case or proceeding is entered; or Aleris or any of its Subsidiaries suffers any appointment of any receiver, receiver-manager, monitor, trustee in bankruptcy, custodian or the like for it or any substantial part of its property (which, continues undischarged or unstayed for a period of 60 days or is consented to by Aleris or any of its Subsidiaries); or Aleris or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Aleris or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06 ERISA.

(a) (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, (ii) a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days except where the advance reporting requirement is waived by PBGC Regulations or otherwise in the PBGC, (iii) any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, (iv) any Plan or to the best knowledge of the Borrower, Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of distress termination proceedings under ERISA, (v) any Plan shall have an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities, with respect to all other Plans exceeds $100,000,000, (vi) any Foreign Pension Plan is subject to governmental wind up proceedings under applicable pension legislation, (vii) any change in the actuarial assumptions or funding methodology used for any Foreign Pension Plan, where the effect of each change is to increase materially the unfunded benefit liability or obligation to make periodic contributions, shall have occurred, (viii) a contribution required to be made with respect to a Plan, Multiemployer Plan or a Foreign Plan has not been timely made, (ix) Aleris, any Subsidiary of Aleris or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit or rule of Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, (x) other than as a result of entering into this Agreement Aleris or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or a Multiemployer Plan under Sections 515, 4201, 4204 and 4212 of ERISA or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, (xi) Aleris or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Plans, (xii) a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Multiemployer Plan, or (xiii) any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Foreign Pension Plan; (b) there shall result from any such event or events specified in clauses (i) to (xiii) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect; or

10.07 Guaranties. Any Subsidiary Guaranty or any provision thereof shall cease to be in full force or effect (except in accordance with the terms thereof) as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under such Subsidiary Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such Subsidiary Guaranty and such default described in this Section 10.08 shall continue unremedied for a period of 30 days after written notice thereof to the Lenders by the Administrative Agent, the Collateral Agent or the Required Lenders; or

10.08 Judgments. One or more judgments or decrees shall be entered against Aleris or any of its Subsidiaries involving in the aggregate for Aleris and its Subsidiaries a liability (not paid or covered by a reputable and solvent insurance company) (with any portion of any judgment or decree not so covered to be included in any determination hereunder) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds $30,000,000;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Aleris, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes evidencing such Loans and all other Obligations owing with respect thereto hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

SECTION 11. The Administrative Agent.

11.01 Appointment. The Lenders hereby irrevocably designate and appoint Deutsche Bank AG Cayman Islands Branch as Administrative Agent. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

11.02 Nature of Duties.

(a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent or any of its officers, directors, agents, employees or affiliates any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent (to the same extent as provided for the Administrative Agent) as, and to the extent, provided for under Sections 11.06 and 12.01 (which provisions shall be deemed incorporated by reference herein). Without limitation of the foregoing, none of the Syndication Agent, the Co-Documentation Agents, nor the Joint Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Aleris and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Aleris and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Aleris or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Aleris or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.06 Indemnification. To the extent any Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “Percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08 Holders. The Borrower and the Administrative Agent shall deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, together with the relevant Assignment and Assumption Agreement shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, Aleris. Such resignation shall take effect upon the appointment of a successor Administrative Agent, pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent, hereunder who shall be a commercial bank or trust company reasonably acceptable to Aleris, which acceptance shall not be unreasonably withheld or delayed (provided that Aleris’ approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of Aleris (which consent shall not be unreasonably withheld or delayed, provided that Aleris’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent, who shall serve as Administrative Agent, hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent, as provided above.

(d) If no successor Administrative Agent, has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent, as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as an Administrative Agent.

11.10 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12. Miscellaneous.

12.01 Payment of Expenses, etc. The Credit Parties hereby jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and its affiliates (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel llp and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement; (ii) pay all out-of-pocket costs and expenses of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (iii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iv) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (individually, an “Indemnitee”, and collectively, the “Indemnitees”) from and hold each of them harmless against any and all liabilities, obligations (including Remedial Actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents (but excluding any losses, liabilities, claims, damages or expenses to the extent (x) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) brought solely by an Affiliate of the Person to be indemnified), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Aleris or any of its Subsidiaries at any location, whether or not owned, leased or operated by Aleris or any of its Subsidiaries, the non-compliance by Aleris or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Aleris, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent (x) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) brought solely by an Affiliate of the Person to be indemnified); provided that the Credit Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any necessary or advisable special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Credit Parties and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. None of Indemnitees shall be responsible or liable to the Credit Parties or any other Person for (and each of the Credit Parties hereby waives) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of the Credit Documents or the transactions contemplated hereby and thereby.

12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Aleris or any of its Subsidiaries against and on account of the Obligations and other obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Aleris and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and Aleris shall not be effective until received by the Administrative Agent or Aleris, as the case may be.

12.04 Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of all of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of, or interest on, the Commitments and/or Loans that are being participated in by such participant, (ii) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing and subject to clause (c) below, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (taking the Dollar Equivalent of any amounts denominated in Euros), in each case in the aggregate for the assigning Lender or assigning Lenders of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) except in the case of assignments made prior to the Syndication Date and as part of the primary syndication of the Loans and Commitments, so long as no Event of Default then exists the consent of Aleris in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) except in the case of assignments which do not result in the Lenders party hereto on the Closing Date holding less than 50.1% of the outstanding Loans, the consent of Aleris in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed) (v) the consent of the Administrative Agent shall be required in connection with any assignment of a Commitment pursuant to clause (x) above (which consents shall not be unreasonably withheld or delayed), (vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (vii) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Aleris the appropriate Internal Revenue Service Forms and necessary attachments (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in amounts payable under Section 2.10, or 4.04 that exceed the respective amounts that would be payable by the Borrower at such time to the respective assigning Lender under such Sections in the absence of such assignment, then the Borrower shall not be obligated to pay such excess amount (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other excess amounts or increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Aleris), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06 Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Aleris to the Lenders); provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Aleris or the Required Lenders shall so request, the Administrative Agent, the Lenders and Aleris shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent or the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Aleris shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days 365 or 366 days, as the case may be) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS RULES AND PRINCIPLES THEREUNDER). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT

TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Aleris and the Administrative Agent.

12.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give each Lender prompt written notice of the occurrence of the Effective Date.

12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12 Amendment or Waiver; etc. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Aleris may be released from, the Credit Agreement, the Subsidiary Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of any Loan or Note or extend the duration of any Interest Period for a Loan beyond six months, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, (ii) amend, modify or waive any provision of this Section 12.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date), (iii) reduce the percentage specified in the definition of Required Lenders, or (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) amend, modify or waive any provision in the Exchange Notes Indenture that requires (or would require, if any Exchange Notes were outstanding) the approval of all holders of Exchange Notes, in each case, without the consent of each Lender directly affected thereby, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement as same relates to the rights or obligations of the Administrative Agent, or (4) without the consent of the Syndication Agent, either Co-Documentation Agent or either Joint Lead Arranger, amend, modify or waive any provision relating to the rights or obligations of the Syndication Agent, either Co-Documentation Agent or either Joint Lead Arranger, as the case may be.

12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in amounts payable under Section 2.10, 2.11 or 4.04 that exceed the amounts that would be payable by the Borrower under such sections to the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other excess amounts of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective transfer).

12.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders, the amount of any principal or interest due and payable with respect to such Loans and each repayment in respect of the principal amount, and related interest amounts of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and for Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15.

12.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Aleris (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Aleris or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated as confidential by Aleris, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, and (vii) to any pledgee under Section 12.04(c) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Aleris or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Aleris and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17 The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.18 Judgment Currency.

(a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in any currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by any Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the such Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ATTEST/WITNESS		ALERIS INTERNATIONAL, INC.

By:	/s/ Christopher R. Clegg	By:	/s/ Sean M. Stack
Name:	Christopher R. Clegg	Name:	Sean M. Stack
Title:	Senior Vice President, General Counsel and Secretary	Title:	Senior Vice President

Address:	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, Individually and as Administrative Agent

	By:	/s/ David M. Waill
Name: David M. Waill
Title: Managing Director

	By:	/s/ MaryKay Coyle
Name: MaryKay Coyle
Title:

CITICORP NORTH AMERICA, INC.

By:	/s/ Arnold Y. Wong
Name: Arnold Y. Wong
Title: Vice President

Key Bank National Association

By:	/s David W. Eaton
Name: David W. Eaton
Title: Senior Vice President

PNC Bank, National Association

By:	/s/ Douglas Shaffer
Name: Douglas Shaffer
Title: Senior Managing Director